                                                                     Exhibit 2.1

                            SHARE PURCHASE AGREEMENT



                            dated as of June 08, 2002



                                      Among

             KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft,
                        Wirtschaftsprufungsgesellschaft

                                       - hereinafter referred to as "KPMG DTG" -



                                       and



                   the other Sellers listed in Annex 1 hereto

              - hereinafter referred to jointly as the "Minority Shareholders" -



                                       and



                              KPMG Consulting, Inc.

                                  - hereinafter referred to as the "Purchaser" -





                      relating to the sale and transfer of

                          Shares of KPMG Consulting AG

                                TABLE OF CONTENTS

ARTICLE ONE              DEFINITIONS AND SCHEDULES ....................................   2
         Section 1.01    Definitions. .................................................   2
         Section 1.02    Interpretation. ..............................................   9
         Section 1.03    Schedules, Annexes and Appendices. ...........................   9

ARTICLE TWO              SALE AND PURCHASE ............................................  10

         Section 2.01    Purchase and Sale ............................................  10
         Section 2.02    Purchase Price. ..............................................  10
         Section 2.03    Purchase Price Adjustment. ...................................  12
         Section 2.04    Exchange Shares. .............................................  14
         Section 2.05    Value Added Tax, Other Transfer Tax. .........................  14
         Section 2.06    Infonova. ....................................................  14

ARTICLE THREE            CLOSING CONDITIONS ...........................................  15
         Section 3.01    Cartel Approval ..............................................  15
         Section 3.02    SEC Approval .................................................  15
         Section 3.03    No Injunctions; Objecting Shareholders. ......................  15
         Section 3.04    Waiver of Closing Conditions. ................................  16

ARTICLE FOUR             TERMINATION PRIOR TO CLOSING .................................  16
         Section 4.01    Termination prior to Closing .................................  16
         Section 4.02    Effect of Termination ........................................  17

ARTICLE FIVE             CONDUCT OF BUSINESS AFTER SIGNING;
                         PRE-CLOSING ACTIONS ..........................................  17

         Section 5.01    Notification .................................................  17
         Section 5.02    Conduct of Business after Signing ............................  17
         Section 5.03    Non-Competition and Shared Services Agreements. ..............  20
         Section 5.04    No Impairment; Antidilution. .................................  21
         Section 5.05    Required Approvals ...........................................  22
         Section 5.06    Access to Information; Monthly Financials ....................  22
         Section 5.07    Visits / Meetings with Clients and Consulting Employees. .....  23
         Section 5.08    Mutual Release of Guarantees. ................................  23
         Section 5.09    Purchaser Common Stock Options ...............................  24
         Section 5.10    Cash Pooling Agreement; Inter-Company Balances ...............  24

ARTICLE SIX              CLOSING ......................................................  24

         Section 6.01    Time and Place of Closing. ...................................  24
         Section 6.02    Actions as of Closing: .......................................  25
         Section 6.03    Condition Precedent ..........................................  28
         Section 6.04    Acknowledgement ..............................................  28

ARTICLE SEVEN            SELLERS WARRANTIES ......................................  30
         Section 7.01    Corporate Matters .......................................  30
         Section 7.02    Non-contravention .......................................  32
         Section 7.03    Financial Statements. ...................................  32
         Section 7.04    Conduct of Business; Absence of Certain Changes. ........  33
         Section 7.05    Insolvency ..............................................  33
         Section 7.06    Intentionally left blank ................................  33
         Section 7.07    Real Property ...........................................  33
         Section 7.08    Contracts ...............................................  33
         Section 7.09    Intellectual Property. ..................................  35
         Section 7.10    Taxes. ..................................................  35
         Section 7.11    Employees. ..............................................  35
         Section 7.12    Labor and Collective Bargaining Agreements ..............  36
         Section 7.13    Benefit Plan. ...........................................  36
         Section 7.14    Employment Disputes .....................................  36
         Section 7.15    Delivery of Information to the Workers' Council .........  36
         Section 7.16    Insurance Coverage. .....................................  36
         Section 7.17    Lawsuits ................................................  36
         Section 7.18    Finder's Fees. ..........................................  37
         Section 7.19    Clients. ................................................  37
         Section 7.20    Compliance with Law. ....................................  37
         Section 7.21    Bank Accounts ...........................................  37
         Section 7.22    True and Correct Information. ...........................  38
         Section 7.23    Known Facts .............................................  38

ARTICLE EIGHT            PURCHASER WARRANTIES ....................................  38
         Section 8.01    Corporate Matters .......................................  38
         Section 8.02    Capitalization ..........................................  39
         Section 8.03    Exchange Shares .........................................  39
         Section 8.04    SEC Filings .............................................  40
         Section 8.05    Consent .................................................  40
         Section 8.06    Non-contravention .......................................  40
         Section 8.07    Financial Statements. ...................................  41
         Section 8.08    Absence of Certain Changes or Events. ...................  41
         Section 8.09    Financial Advisers ......................................  42

ARTICLE NINE             SURVIVAL; LIABILITY .....................................  42
         Section 9.01    Survival. ...............................................  41
         Section 9.02    Liability of the Sellers ................................  41

ARTICLE TEN              OTHER AGREEMENTS ........................................  49
         Section 10.01   Public Disclosure. ......................................  48
         Section 10.02   Nonsolicitation. ........................................  48
         Section 10.03   Purchase Price Allocation ...............................  49
         Section 10.04   Access to Information After Closing .....................  49
         Section 10.05   Use of KPMG Name. .......................................  49

ARTICLE ELEVEN           MISCELLANEOUS .......................................  51
         Section 11.01   Seller's Representative. ............................  50
         Section 11.02   Notices .............................................  51
         Section 11.03   Governing Law .......................................  52
         Section 11.04   Arbitration. ........................................  52
         Section 11.05   Costs, Expenses .....................................  52
         Section 11.06   Headings. ...........................................  52
         Section 11.07   Waiver; Amendment. ..................................  52
         Section 11.08   Assignment; Substitution; Counterclaims. ............  53
         Section 11.09   Entire Agreement ....................................  53
         Section 11.10   Severability ........................................  53
         Section 11.11   Confidentiality .....................................  53

SCHEDULES AND APPENDICES


Annex 1             List of Minority Shareholders
Schedule 1.01       Data Room Index
Schedule 2.03(a)    Net Financial Debt Balance Sheet Items
Schedule 2.03(b)    Working Capital Balance Sheet Items
Schedule 2.06       Basic Terms of Agreement with Peter Blaschitz and Michael
                    Blaschitz regarding Infonova consideration
Schedule 5.02(f)    Distributions and dividends declared prior to signing
Schedule 5.02(h)    Changes or amendments to or introduction of new Benefit
                    Plans of the Group Companies
Schedule 5.03(a)    Form of Non-Competition Agreement
Schedule 5.03(b)    Shared Services Agreement
Schedule 5.09       List of Individuals to be granted New Partner Options and
                    amounts
Schedule 6.02(c)    Form of Registration Rights Agreement
Schedule 7.01(c)    Number of issued shares of the Company's capital stock,
                    number of Company Shares to be sold by each Seller and related information
Schedule 7.01(e)-A  Company's Subsidiaries (nominal capital, participation of
                    Company)
Schedule 7.01(e)-B  List of Company's other participations
Schedule 7.01(f)    Company Shares and Company's shares in Subsidiaries which
                    are not duly authorized, validly issued, fully paid up or in which repayments have been made or which are subject to further contribution
Schedule 7.01(i)    Encumbrances or agreements regarding Encumbrances in respect of the Company's shares in its Subsidiaries
Schedule 7.01(m)    Company agreements ("Unternehmensvertrage")
Schedule 7.02       Exemptions to Non-Contravention Representation and Warranty
Schedule 7.03-A     Company's Audited Consolidated Financial Statements
Schedule 7.03-B     Company's Audited Consolidated Interim Financial Statements
Schedule 7.04-A     Exemptions from the Conduct of Business Representation and
                    Warranty
Schedule 7.04-B     List of Material Adverse Changes
Schedule 7.05       Exemptions from the Insolvency Representation and Warranty
Schedule 7.07       Description of Office Lease Agreements of the Company and
                    its Subsidiaries
Schedule 7.08-A     (a) to (e): Lists of Material Contracts including Strategic
                    Alliance Contracts
Schedule 7.08-B     Exemptions from the Representation and Warranty on Material
                    Contracts
Schedule 7.09-A     List of the Company's intellectual property
Schedule 7.09-B     Proceedings regarding the Company's Intellectual Property
                    Rights
Schedule 7.10-A     Exemptions from Tax Representation and Warranty (Tax
                    returns)
Schedule 7.10-B     Exemptions from Tax Representation and Warranty (Tax
                    payments)
Schedule 7.11-A     List of Consulting Employees and associated details and
                    bonus for 2001 paid in 2002 for Partners
Schedule 7.11-B     List of employees of the Subsidiaries
Schedule 7.11-C     Agreements with Senior Managers and Partners containing
                    Change of Control Clauses

Schedule 7.11-D     List of C, D and E Partners
Schedule 7.12-A     List of internal labor agreements (Betriebsvereinbarungen)
Schedule 7.12-B     List of collective bargaining agreements (Tarifvertrage)
Schedule 7.13       List of the Benefit Plans of the Company
Schedule 7.14       List of Employment Disputes
Schedule 7.16-A     List of all insurance policies
Schedule 7.16-B     List of group insurance policies
Schedule 7.17       List of Lawsuits
Schedule 7.19 List of 35 most significant clients of the Company and its Subsidiaries
Schedule 7.21       List of the Company's and Infonova's Bank Accounts
Schedule 11.04      Arbitration Agreement

                            SHARE PURCHASE AGREEMENT

                  This SHARE PURCHASE AGREEMENT, dated as of June 8, 2002 (this "Agreement"), is concluded among (i) KPMG Consulting, Inc., a corporation organized and existing under the laws of the State of Delaware, USA, as purchaser (the "Purchaser"), on the one hand, and each of (i) KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the Federal Republic of Germany, with its registered office (Sitz) in Berlin and Frankfurt am Main, Germany, registered with the Commercial Register of the Local Court Berlin-Charlottenburg under HRB 1077 and with the Commercial Register of the Local Court Frankfurt am Main under HRB 14345 ("KPMG DTG"), (ii) the persons listed in Annex 1 hereto (each a "Minority Shareholder" and collectively the "Minority Shareholders") (each of KPMG DTG and each of the Minority Shareholders is also referred to hereinafter each as a "Seller" and collectively as the "Sellers"). (The Purchaser and all the Sellers hereinafter each being referred to as a "Party" and collectively, as the "Parties").

                                    PREAMBLE:

                  WHEREAS, KPMG Consulting Aktiengesellschaft, with its registered office (Sitz) in Frankfurt am Main, is registered with the Commercial Register of the Local Court Frankfurt am Main under HRB 50613 (the "Company"). The nominal share capital (Grundkapital) of the Company amounts to EUR 8,400,000.00 (in words: Euro eight million four hundred thousand) and is divided into 8,400,000 no-par value registered shares (Namensstuckaktien) (collectively the "Company Shares" and individually a "Company Share"). The Company Shares are represented by three global certificates ("Globalurkunden") which are currently held by KPMG DTG (collectively the "Company Share Certificates"). The purpose of the Company (Unternehmensgegenstand) is business consulting;

                  WHEREAS, the Sellers collectively are the owners of all of the Company Shares. The exact shareholding of each of the Sellers in the nominal share capital (Grundkapital) of the Company and the number of Company Shares held by each of them are set forth opposite each such Sellers' name in Schedule
7.01 (c) to this Agreement;

                  WHEREAS, the Purchaser is a corporation established under the laws of the State of Delaware, USA, with its headquarters at 1676 International Drive, McLean, Virginia 22102, USA, with its common stock listed on the NASDAQ;

                  WHEREAS, the Company holds 51% of the shares in Infonova Ges.m.b.H, a limited liability company (Gesellschaft mit beschrankter Haftung) organized and existing under the laws of Austria, with its registered office
(Sitz) in Unterpremstatten, registered with the Commercial Register of the Regional Court Graz (Firmenbuch des Landgerichts) under FN 44354 b ("Infonova"). Peter Blaschitz, who owns the remaining 49% of the shares in Infonova (the "Infonova Shares"), has, in a separate share sale and purchase agreement, agreed to sell and transfer the Infonova Shares to the Company. The Purchaser acknowledges that it had been informed about such sale and transfer of the Infonova Shares from Peter Blaschitz to the Company;

                  WHEREAS, the Company holds 61% of the shares in Michael Blaschitz Ges.m.b.H, a limited liability company (Gesellschaft mit beschrankter Haftung) organized and existing under the laws of Austria, with its registered office (Sitz) in Graz, registered with the Commercial Register of the Regional Court Graz (Firmenbuch des Landgerichts) ("MB GmbH"). MB GmbH is currently dormant. Michael Blaschitz, who owns the remaining 39% of the shares in MB GmbH (the "MB Shares" and collectively with the Infonova Shares, the "Infonova Group Shares"), has in a separate share sale and purchase agreement, agreed to sell and transfer the MB Shares to the Company. The Purchaser acknowledges that it had been informed about such sale and transfer of the MB shares from Michael Blaschitz to the Company;

                  WHEREAS, the Sellers desire to sell and transfer the Company Shares owned by them; and the Purchaser desires to purchase and acquire all of the Company Shares for the consideration and upon the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                  ARTICLE ONE

                            DEFINITIONS AND SCHEDULES

                  Section 1.01  Definitions.

                  (a) In this Agreement, including its Schedules, Annexes and Appendices, the following words and expressions shall have the meanings set forth hereinafter:

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

                  "Applicable Law" means, with respect to any Person or any property or asset, all laws (including laws related to Taxes and environmental law), statutes, ordinances, codes, rules, regulations, decrees, orders, rulings, writs, injunctions or judgments of any Governmental Authority (other than any Governmental Authorizations) applicable to or binding on such Person (or its properties or assets) or to such property or asset from time to time, however excluding any and all contractual obligations, unless they have been concluded with Governmental Authorities (offentlich-rechtliche Vertrage).

                  "Authority" means any taxing or other authority competent to impose, administer or collect Tax or Taxes as defined in this Agreement.

                  "Benefit Plan" means any pension or retirement benefits, bonus, incentive, profit sharing, stock purchase or stock option plan.

                  "Business Day" means any day (other than a Saturday or Sunday) on which banks in Frankfurt am Main, Germany, are open for general banking business.

                  "Closing Conditions" means the closing conditions set forth in Article Three of this Agreement.

                  "Company Shares" means the 8,400,000 registered shares (Namensstuckaktien) in the Company.

                  "Company Share Certificates" means the three global share certificates (Globalurkunden) by which the Company Shares are represented.

                  "Company's Audited Consolidated Financial Statements" means the financial statements of the Company as of and for the year ended December 31, 2001 which have been consolidated in accordance with US-GAAP and audited by Ernst & Young AG Wirtschaftsprufungsgesellschaft and which are attached as Schedule 7.03-A.

                  "Company's Audited Consolidated Interim Financial Statements" means the financial statements of the Company as of and for the three months to March 31, 2002 which have been consolidated in accordance with US-GAAP and audited by Ernst & Young AG Wirtschaftsprufungsgesellschaft and which are attached as Schedule 7.03-B.

                  "Condition Precedent" means the condition precedent (aufschiebende Bedingung) set forth in Section 6.03.

                  "Consulting Business" means the business of providing Consulting Services as defined in the Non-Competition Agreement.

                  "Consulting Employees" means those employees of the Company who are professional consultants and are classified as "Manager", "Senior Manager" or "Partner" under the applicable classification system of the Company.

                  "Control" means ownership of 50% or more of the outstanding share or other equity capital or voting power of any Person and the terms "to Control", "Controlling" or "Controlled" have corresponding meanings.

                  "Covenants" means the obligations to be complied with by the Sellers (other than in Sections 2.01, 3.03, 5.03 (a) and 6.02 (e) and the Purchaser (other than in Section 2.02), respectively, under this Agreement.

                  "Data Room" means the information included in any of the documents listed or generally reflected in the data room index which is attached hereto as Schedule 1.01, provided however that in respect of documents to which only a general reference is made, the Sellers shall have the burden of showing that the Purchaser had access to the document in the data room prior to the date hereof.

                  "Domination and Profit and Loss Transfer Agreement" means the domination and profit and loss transfer agreement ("Beherrschungs- und Gewinnabfuhrungsvertrag") between KPMG DTG as the dominating entity and the Company as the dominated company.

                  "Encumbrance" means any encumbrance, including any mortgage, pledge, charge, lien, deposit or assignment or transfer by way of security, bill of sale, option or right of pre-emption, entitlement to beneficial ownership (including usufruct and similar entitlements), any provisional or executional attachment and any interest or right held by a third party.

                  "Euro Exchange Rate" means the official Euro Foreign Exchange Reference Rate between central banks within and outside the European System of Central Banks for the conversion of USD into EUR issued and published on a daily basis by the European Central Bank.

                  "Financial Statements" means the Company's Audited Consolidated Financial Statements and the Company's Audited Consolidated Interim Financial Statements.

                  "Governmental Authority" means, with respect to any Person, any public international, multinational or transnational organization or any national, state, municipal or local governmental, judicial, legislative, administrative or other authority, ministry, department, agency, instrumentality, office, organization or stock exchange having jurisdiction over such Person or its properties or assets.

                  "Governmental Authorization" means any license, certificate of authority, permit, order, consent, approval, registration, authorization, qualification or filing granted by or with any Governmental Authority.

                  "Group Companies" means the Company and its Subsidiaries and "Group Company" means any of them.

                  "Insolvency Proceedings" means any form of insolvency as set forth under the German Insolvency Act (Insolvenzordnung) or comparable laws in the jurisdiction of the respective company.

                  "Intellectual Property Rights" means all inventions, registered designs, design rights, trademarks, service marks, internet domain names, copyrights, patent rights, applications for any of the foregoing, computer software programs, know-how, trade secrets and data base rights and the goodwill attaching to any of them and applications for any of them and any right or forms of protection of a similar nature and having equivalent or similar effect to any of them.

                  "Issued Share Amount" means 8,400,000 Company Shares.

                  "KCF" means KPMG Consulting France B.V.

                  "KCS" means KPMG Consulting Spain B.V.

                  "KPMG DTG" means KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft.

                  "Manager" means each Consulting Employee of the Company who is classified as a "Manager" under the Company's classification system.

                  "Material Adverse Change" means with respect to a Person any change, event or circumstance that has had or to such Persons' Knowledge is reasonably likely to have, a material adverse effect on the business, the financial condition or the results of operations or the prospects of the Person and its Subsidiaries taken as a whole, in each case, individually or in the aggregate and excluding adverse changes arising out of (i) changes, events or circumstances affecting the economy in general or the economies in which the Person and its Subsidiaries operate and (ii) changes, events or circumstances generally affecting the industries in which the Person and its Subsidiaries operate. Any determination as to whether or not a Material Adverse Change has occurred is to be determined solely with reference to how such term as set forth in an acquisition agreement governed by the laws of Delaware would be interpreted by U.S. courts. For purposes of this Agreement, the Parties agree that prospects shall not be deemed to include any forward-looking projections of the Company's anticipated future financial results.

                  "Material Adverse Effect" means any effect on a Person or its Subsidiaries that has had or is reasonably likely to have, a material adverse effect on the business, the financial condition or the results of operations or the prospects of such Person and its Subsidiaries taken as a whole, excluding adverse changes arising out of (i) factors affecting the economy in general or the economies in which such Person and its Subsidiaries operate or (ii) factors generally affecting the industries in which such Person and its Subsidiaries operate. Any determination as to whether or not a Material Adverse Effect has occurred is to be determined solely with reference to how such term as set forth in an acquisition agreement governed by the laws of Delaware would be interpreted by U.S. courts. However, the Parties agree that the general duty to reduce damage, destruction or other casualty loss under German law (allgemeine Schadensminderungspflicht) applies and that such duty in particular includes that the Company and/or the Purchaser have to rely on any existing insurance for any damage, destruction or other casualty loss to the extent that it is covered by a valid and enforceable claim against the respective insurance company under such insurance. For purposes of this Agreement, the Parties agree that prospects shall not be deemed to include any forward-looking projections of the Company's anticipated future financial results.

                  "Non-Competition Agreement" means the agreement to be entered into between KPMG DTG and the Company in the form as attached in
         Schedule 5.03 (a).

                  "Outstanding Share Amount" means 8,400,000 Company Shares.

                  "Partner" means each Consulting Employee of the Company who is classified as a "Partner" under the Company's classification system.

                  "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including any Governmental Authority.

                  "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator.

                  "Properties" means the real properties owned or occupied by the Company and its Subsidiaries, brief details of which are set out in
         Schedule 7.07.

                  "Purchaser's Knowledge" or Person's Knowledge, if applicable, means with respect to the Purchaser, the actual knowledge of its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or General Counsel.

                  "Representations and Warranties" means the representations and warranties given by the Sellers and the Purchaser in Article 7 and
         Article 8 of this Agreement, respectively.

                  "Securities Act" means the United States Securities Act of 1933, as amended.

                  "Seller's Knowledge" or Person's Knowledge, if applicable, means, with respect to each Seller, such Seller's actual knowledge. Notwithstanding the foregoing, with respect to KPMG DTG, the actual knowledge of each of the Partners and of the Company's management board (Vorstand) shall be deemed to be the knowledge of KPMG DTG for purposes of this Agreement.

                  "Senior Manager" means each Consulting Employee of the Company who is classified as a "Senior Manager" under the Company's classification system.

                  "Shared Services Agreement" means the agreement between the Company and KPMG DTG dated December 22, 2000, in the version attached in Schedule 5.03(b).

                  "Strategic Alliance Contract" means any KPMG Consulting Material Contract listed in Schedule 7.08-A (e).

                  "Subsidiary" of a Person means (a) a corporation 50% or more of the outstanding voting shares of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (b) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management, and affairs thereof.

                 "Tax" and "Taxes" means any taxes and contributions levied by any Authority, including income tax, value added tax, severance tax, property tax, wealth tax, church tax, wage tax, social security contributions (whether to be paid by the employer or assessed against the employees ), trade tax and corporate income tax, customs and duties (Zolle) as well as duties resulting from liability assessments in connection with taxes (Haftungsschulden), withholding or similar taxes or contributions, additions such as solidarity surcharge (Solidaritatszuschlag), interest or penalties with respect thereto and any interest in respect of such penalties or additions.

                 (b) Each of the following terms is defined in the Section set forth opposite such term:

                 Term:                                     Section:

                 Agreement                                 Introduction
                 Arbitration Agreement                     11.04
                 Base Cash Price                           2.02(b)(ii)(aa)
                 Base Purchase Price                       2.02(a)
                 Base Purchase Price per Share             2.02(a)
                 Claim                                     2.01
                 Closing                                   6.01
                 Closing Condition                         3.00
                 Closing Consideration Payment             2.02(b)(ii)
                 Closing Date                              6.01
                 Closing Date Cash Amount                  2.02(b)(ii)(aa)
                 Closing Date Payment                      2.02(b)(i)
                 Common Stock Price as of Signing          2.04(a)
                 Company                                   Preamble
                 Company Share Certificates                Preamble
                 Company Shares                            Preamble
                 Condition Precedent                       6.03
                 Contest                                   9.02(g)(xiv)
                 Cut Off Date                              4.01(a)
                 Equity Consideration                      2.02(b)(ii)(bb)
                 Escrow Agreement                          6.02(d)(i)(bb)
                 Escrow Amount                             6.02(d)(i)(bb)
                 Escrowed Exchange Shares                  6.02(d)(ii)(cc)
                 Estimated Net Adjustment                  2.03(d)
                 Exchange Act                              8.04(b)
                 Exchange Shares                           2.02(b)(ii)(bb)
                 Final Net Adjustment                      2.03(d)
                 Final Purchase Price                      2.03(d)
                 Financial Statements                      7.03(a)

                Financing                                     2.02(b)(i)
                Fixed Equity Consideration                    2.02(b)(ii)(bb)
                Floating Equity Consideration                 2.02(b)(ii)(bb)
                Forecast May 31 Net Working Capital           2.03(b)
                Infonova                                      Preamble
                Infonova Group Shares                         Preamble
                Infonova Shares                               Preamble
                Initial Term                                  5.03(b)(i)
                KCI Common Stock                              2.02(b)(ii)(bb)
                KPMG                                          3.02
                KPMG Derivations                              10.05(f)
                KPMG DTG                                      Introduction
                KPMG US                                       3.02
                March 31 NFD                                  2.03(a)
                Material Contracts                            7.08
                May 31 Balance Sheet                          2.03(a)
                May 31 Net Working Capital                    2.03(b)
                May 31 NFD                                    2.03(a)
                MB GmbH                                       Preamble
                MB Shares                                     Preamble
                Minority Shareholder                          Introduction
                Monthly Financial Statements                  5.06(b)
                Negative Net Working Capital Adjustment       2.03(b)
                Negative NFD Adjustment                       2.03(a)
                Net Adjustment                                2.03(c)

                Net Working Capital Adjustment                2.03(b)
                New Partner Options                           5.09
                Non-Competition Agreement                     5.03(a)
                Non-Escrowed Exchange Shares                  6.02(d)(ii)(bb)
                Omnibus Account                               6.02(d)(i)(aa)
                Party                                         Introduction
                Positive Net Working Capital Adjustment       2.03(b)
                Positive NFD Adjustment                       2.03(a)
                Purchaser                                     Introduction
                Purchasers' Closing Certificate               6.02(b)
                Representation and Warranty                   7.00
                SEC Reports                                   8.04(a)
                Securities Act                                6.04(a)
                Seller                                        Introduction
                Sellers Closing Certificate                   6.02(a)
                Specific Warranty                             7.20
                Tax Representation                            9.02(g)
                Transition Services Agreement                 5.03(b)
                Transitional Services                         5.03(b)
                TSA                                           5.03(b)

          US Person                        6.04(b)
          US-GAAP                          7.03(a)

          Section 1.02 Interpretation.

In this Agreement, except to the extent that the context otherwise requires:

          (a) The terms defined herein include the plural as well as the singular, and vice versa unless the context requires differently;

          (b) words importing gender include all genders;

          (c) all references to this Agreement mean this Share Purchase Agreement, and all other Schedules, Annexes and Appendices hereto, and the words "herein", "hereof", "hereto", "hereunder" and other words of similar import refer to this Agreement and its Schedules, Annexes and Appendices as a whole, and not to any particular Article, Section, Schedule, Annex, Appendix or other subdivision;

          (d) references made to "days", "months" and "years" refer to calendar days, months and years, respectively;

          (e) any time period provided for in this Agreement that expires on a day that is not a Business Day shall expire on the next succeeding Business Day;

          (f) whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation"; and

          (g) any German term in this Agreement supersedes its English translation.

          Section 1.03 Schedules, Annexes and Appendices.

          All Schedules, Annexes and Appendices to this Agreement form an integral part of this agreement.

                                   ARTICLE TWO

                                SALE AND PURCHASE

          Section 2.01 Purchase and Sale. Upon the terms and subject to the Closing Conditions set forth in this Agreement, each Seller hereby sells with economic effect (wirtschaftliche Wirkung) as of January 1, 2002 and, at Closing, shall assign and transfer to the Purchaser, and the Purchaser hereby purchases from the Sellers and, at Closing, shall accept the assignment and transfer of, the number of Company Shares set forth opposite the name of such Seller in the table set out in Schedule 7.01 (c), such Company Shares in the aggregate representing the entire issued share capital of the Company. The Purchaser shall acquire the

Company Shares together with all rights and obligations related thereto (including the right to dividends accrued since January 1, 2002, for the current and all previous financial years, as far as dividends for the previous financial years were not actually distributed or profits of the Company were transferred under the Domination and Profit and Loss Transfer Agreement to KPMG DTG as of the date of this Agreement).

Furthermore, KPMG DTG herewith assigns to the Purchaser its claim against the Company for reimbursement of the consideration payable by KPMG DTG to Peter and Michael Blaschitz for the transfer of the Infonova Group Shares to the Company in the amount of USD 24,500,000 (the "Claim"), such assignment being subject to the condition precedent that the entire Closing Date Payment or Closing Consideration Payment, as the case may be, has been received by the Sellers as set forth in Section 6.02 (d); the Purchaser herewith accepts such assignment. The assignment set forth in the previous sentence has been taken into account and is included in the calculation of the Purchase Price. For the avoidance of doubt, the Parties confirm that the obligation of the Company to satisfy the Claim shall not be taken into account in calculating the Net Adjustment as the Claim results from the sale and purchase agreements relating to the Infonova Group Shares which were entered into on June 7, 2002, i.e. only after the period relevant for the May 31 Balance Sheet determining the Net Financial Debt of the Company for purposes of the Net Adjustment.

               Section 2.02      Purchase Price.

               (a) Purchase Price; Purchase Price per Share. The aggregate purchase price for all of the Company Shares agreed as of the date hereof, is USD 670,164,500 (in words: United States Dollars six hundred seventy million one hundred sixty four thousand five hundred) (the "Base Purchase Price"). The base purchase price per Company Share is USD 79.78 (in words: United States Dollars seventy-nine and seventy eight cents) (the "Base Purchase Price per Share"). The Base Purchase Price shall be adjusted at or after Closing, as the case may be, in accordance with the purchase price adjustment mechanism set forth in
         Section 2.03 of this Agreement.

               (b) Closing Date Payment; Closing Consideration Payment.

                     (i) Cash Payment. At Closing, the Base Purchase Price as
               adjusted by the Net Adjustment or the Estimated Net Adjustment, as the case may be (the "Closing Date Payment"), shall be paid completely in cash in immediately available funds in United States Dollars, free of any bank charges in accordance with the provisions set forth below. The Purchaser's obligation to pay the entire Closing Date Payment in cash as provided for in this paragraph (i) is, however, subject to the Purchaser having been able to obtain sufficient financing through a combined funding consisting of a debt and/or an equity offering on market terms and conditions (the "Financing"). The Purchaser has, prior to the execution of this Agreement, provided the Sellers' financial advisors with a copy of a letter from its financial advisor with respect to a potential Financing. The Purchaser shall use its best efforts (alle Massnahmen ergreifen) to launch and close a public equity offering to raise sufficient cash, alongside its debt facilities, and in sufficient time to enable the Purchaser to satisfy the entire Closing Date Payment in cash. If in the reasonable opinion of the Purchaser (acting in good faith and after consultation with the Sellers), the equity market environment or the technology stock market environment has materially deteriorated between the date of this Agreement and the Closing such that the Purchaser has not been able to launch and close a public equity offering on reasonable terms to raise sufficient cash to enable the Purchaser, together with the intended debt funding, to satisfy the entire Closing Date Payment in cash, then it shall so notify the Sellers who may elect to (aa) defer the closing for up to 30 days, while the Purchaser continues its best efforts to attempt to obtain the Financing; or (bb) to receive, instead of receiving the entire Closing Date Payment in cash, the consideration set forth in (ii) below. For the avoidance of doubt it is hereby set forth that in such case, the Purchaser's obligation to pay the consideration in the cash / shares ratio outlined in
                   (ii) is not conditional on receipt of any portion of the Financing.

                        (ii) Cash / Share Payment. If the Purchaser is not able
                   to obtain the Financing before Closing, or if the Sellers elect to cause the Purchaser to pay the consideration as set forth in this paragraph (ii) as permitted in clause (i) above, the Purchaser shall pay the consideration at Closing in a cash / share ratio as follows (the "Closing Consideration Payment"):

                              (aa) USD 280,000,000 (in words: United States
                        Dollars two hundred and eighty million) (the "Base Cash Price") as adjusted by the Net Adjustment or the Estimated Net Adjustment, as the case may be, shall be payable in cash in immediately available funds in United States Dollars, free of any bank charges (the "Closing Date Cash Amount") in accordance with the provisions set forth below.

                              (bb) USD 390,164,500 (in words: United States
                        Dollars three hundred ninety million one hundred sixty four thousand five hundred) of the Closing Consideration Payment (the "Equity Consideration") shall consist of the "Fixed Equity Consideration" and the "Floating Equity Consideration" and shall be payable in validly issued, fully paid up and non-assessable shares of common stock, par value of USD 0.01 per share, of the Purchaser (the "KCI Common Stock") in accordance with the provisions of Section 2.04. The aggregate number of shares of KCI Common Stock to be issued, assigned, transferred and delivered at Closing is hereinafter referred to as the "Exchange Shares". The Exchange Shares shall be of the same class and have the same terms and rights as the currently outstanding shares of KCI Common Stock, and shall not be subject to any restriction on transfer other than those applicable under the Securities Act to "restricted securities" issued in an "offshore" placement in accordance with Regulation S under the Securities Act.

              Section 2.03 Purchase Price Adjustment.

              (a) Net Financial Debt Adjustment. The Sellers and the Purchaser determined the Base Purchase Price and the Base Cash Price for the Company Shares in part based on the Net Financial Debt of the Company as of March 31, 2002 in the amount of EUR 17,021,000 (in words: Euro seventeen million twenty one thousand) as set forth in the Company's Audited Consolidated Interim Financial Statements (the "March 31 NFD"). Net Financial Debt for purposes of this Agreement means the financial debt minus the cash and the cash equivalents of the Company and its Subsidiaries (calculated on a consolidated basis, but only including those balance sheet items expressly set forth in Schedule 2.03 (a)). Should the Net Financial Debt of the Company as of May 31, 2002 (the "May 31 NFD") as set forth in the Company's audited interim balance sheet as of May 31, 2002 (the "May 31 Balance Sheet") be an amount greater than the March 31 NFD, the Base Purchase Price and therefore the Base Cash Price, if applicable, shall be reduced by a positive amount equal to the difference between the May 31 NFD and the March 31 NFD (a "Negative NFD Adjustment"). Should the May 31 NFD be an amount lower than the March 31 NFD, the Base Purchase Price and therefore the Base Cash Price, if applicable, shall be increased by a positive amount equal to the difference between the May 31 NFD and the March 31 NFD (a "Positive NFD Adjustment").

              (b) Net Working Capital Adjustment. If the May 31 Balance Sheet shows Net Working Capital (the "May 31 Net Working Capital") less than EUR 12,500,000.00 (in words: Euro twelve million five hundred thousand) (the "Forecast May 31 Net Working Capital"), the Base Purchase Price and therefore the Base Cash Price, if applicable, shall be reduced by a positive amount equal to the difference between the May 31 Net Working Capital and the Forecast May 31 Net Working Capital (a "Negative Net Working Capital Adjustment"). Should the May 31 Net Working Capital be greater than the May 31 Forecast Net Working Capital, the Base Purchase Price and therefore the Base Cash Price, if applicable, shall be increased by a positive amount equal to the difference between the May 31 Net Working Capital and the Forecast May 31 Net Working Capital (a "Positive Net Working Capital Adjustment"). For the purposes of this Agreement, May 31 Net Working Capital shall mean - with each item calculated on a consolidated basis - the sum of the balance sheet items (line by line) indicated as Working Capital in Schedule 2.03 (b) hereto as set forth on the May 31 Balance Sheet.

              (c) Preparation of Interim Balance Sheet. The Sellers shall cause the Company to prepare the May 31 Balance Sheet in accordance with the practices, principles, policies, assumptions and estimates of the Company used for purposes of preparing the Company's Audited Consolidated Interim Financial Statements. The Sellers shall use their reasonable best efforts to cause the May 31 Balance Sheet to be prepared within 60 days of the date hereof. The Purchaser agrees not to interfere in the preparation of the May 31 Balance Sheet.

                  (d) Base Purchase Price Adjustment. The aggregate effect of the positive or negative NFD Adjustment and the Positive or Negative Net Working Capital Adjustment on the Base Purchase Price and therefore the Base Cash Price, if applicable, is called for the purposes of this Agreement the "Net Adjustment". The Net Adjustment shall initially be calculated in EUR and then converted into USD on the basis of the Euro Exchange Rate for May 31, 2002. The Sellers, if prior to the Closing, and the Purchaser, if after the Closing, shall cause the Company to prepare a provisional calculation of the Net Adjustment in accordance with the above procedures. The mathematical calculation of the Net Adjustment shall be reviewed and confirmed in writing by the Company's auditor (i.e., Ernst & Young AG Wirtschaftsprufungsgesellschaft) and shall, as confirmed, unless mechanical errors in computation can be shown, be binding upon the Parties. The Parties agree to use their reasonable best efforts to cause the Company's auditor to provide the Parties with a written confirmation of the calculation of the Net Adjustment as soon as possible. If the Net Adjustment has been confirmed in writing by the Company's auditor prior to the Closing, the Base Purchase Price and therefore the Base Cash Price, if applicable, shall be adjusted by an amount in cash equal to the Net Adjustment. The final purchase price calculated on the basis of the Base Purchase Price or the Base Cash Price and the Equity Consideration, as the case may be, and the Net Adjustment shall be referred to hereinafter as the "Final Purchase Price". If the Net Adjustment has not been confirmed in writing by the Company's auditor prior to the Closing, the Company's good faith estimate of the Net Adjustment shall be delivered in writing by the Company to the Purchaser with (i) supporting calculation and
         (ii) a representation by the Company that the estimate is based on the Company's good faith belief as to the elements to be included in the calculation of the Net Adjustment (hereinafter called the "Estimated Net Adjustment") at least five days prior to the Closing. The Sellers and the Company shall prior to the Closing provide the Purchaser with full access to the books and records used to calculate the Net Adjustment and the Estimated Net Adjustment, as the case may be. If only the Estimated Net Adjustment (rather than the Net Adjustment) was available at Closing, the Closing Date Payment or the Closing Date Cash Amount, as the case may be, shall be calculated on the basis of the Base Purchase Price or the Base Cash Price, as the case may be, and the Estimated Net Adjustment. A positive amount equal to the difference between the Net Adjustment and the Estimated Net Adjustment (the "Final Net Adjustment"), shall be paid by the Purchaser to the Sellers or the Sellers to the Purchaser, as the case may be, within 5 Business Days after the Net Adjustment has been confirmed in writing by the Company's auditor. As to the payment of the Closing Date Payment or the Closing Consideration Payment and the Final Net Adjustment, if any, any right of set-off (Aufrechnungsrecht) or retention (Zuruckbehaltungsrecht) shall be excluded.

           Section 2.04 Exchange Shares. The exact number of Exchange Shares to be issued, assigned, transferred and delivered by the Purchaser under Section
2.02 (b) (ii) as of Closing shall be the sum of the Fixed Equity Consideration and the Floating Equity Consideration:

           (a) The Fixed Equity Consideration shall be the number of shares of KCI Common Stock determined by dividing USD 195,082,250 (in words: United States Dollars one hundred ninety five million eighty two thousand two hundred and fifty) by USD 16.09 (in words: United States Dollars sixteen and nine cents) and after performing such calculation rounding up to the nearest whole number of shares of KCI Common Stock (the "Common Stock Price as of Signing");

           (b) The Floating Equity Consideration shall be that number of shares in KCI Common Stock determined by dividing USD 195,082,250 (in words:
       United States Dollars one hundred ninety five million eighty two thousand two hundred and fifty) by the average market price in United States Dollars of KCI Common Stock on the consolidated report of trading at the close of official trading hours on the NASDAQ over the 10 trading day period ending on the second trading day prior to the Closing Date (the "Common Stock Price as of Closing") and after performing such calculation rounding up to the nearest whole number of shares in KCI Common Stock.

           (c) The Exchange Shares shall be transferred together with any and all rights attached thereto. The Exchange Shares shall be delivered to KPMG DTG acting on behalf of all Sellers. KPMG DTG and the Minority Shareholders have agreed that the Closing Date Payment or the Closing Consideration Payment as the case may be shall be allocated to the individual Sellers in accordance with Schedule 7.01 (c) hereto.

           Section 2.05 Value Added Tax, Other Transfer Tax. The Purchaser shall pay all costs for the issuance and the transfer of the Exchange Shares and any applicable Value Added Tax (VAT) as well as all stock transfer and stamp taxes or any other transfer tax, if any, under any Applicable Law which might become due in connection with the transfer of the Company Shares contemplated by this Agreement. However, the Parties shall use their reasonable best efforts to ensure, to the extent practicable, that the transactions contemplated by this Agreement do not become subject to VAT or other transfer taxes under any Applicable Law.

           Section 2.06 Infonova. The Purchaser or the Company shall enter into an agreement with Peter and Michael Blaschitz providing for the Purchaser's or the Company's payment to them of additional consideration calculated on an earn-out basis in respect of Infonova on terms no less favorable for Peter and Michael Blaschitz than the terms set forth in Schedule 2.06.

                                  ARTICLE THREE

                               CLOSING CONDITIONS

       The Sellers and the Purchaser are obligated to consummate the sale and purchase of the Company Shares as well as to make the Closing Date Payment or Closing Consideration Payment, as the case may be, at Closing, subject only to the satisfaction of the following conditions (each a "Closing Condition" and jointly the "Closing Conditions"):

          Section 3.01 Cartel Approval. All required approvals of the competent cartel authorities shall have been granted or shall be deemed to be have been granted (e.g., after expiry of the applicable time limit for taking a decision).

          Section 3.02 SEC Approval. The Parties acknowledge that the consummation of the transactions contemplated by this Agreement may raise issues regarding the independence of KPMG (as defined below) under SEC regulations. Therefore, unless this condition is waived by KPMG DTG, the Closing shall be subject to the condition that the SEC confirms in a no-action letter customary for transactions of this type that the execution, delivery and performance of the transactions contemplated by this Agreement, including the ownership of the Exchange Shares by the Sellers, the Non-Competition Agreement and the TSA, will not endanger the independence of KPMG from the Purchaser within the meaning of the applicable SEC regulations and, in particular, that KPMG will not have a "mutuality of interest" or a "direct or material indirect business relationship" with, or a "direct financial interest or material indirect financial interest" in any of its audit clients that are also clients of or enter into business relationships with or invest in the Purchaser or any of its affiliates, or in which the Purchaser or any of its affiliates or any departing Company Partner or employee invests. For the purposes of the foregoing, "KPMG" includes KPMG LLP or any of its Subsidiaries ("KPMG US"), or any other firms not owned by KPMG US but conducting audit activities outside the United States for SEC registrants under the name KPMG or derivations thereof, including KPMG DTG, or otherwise as part of the KPMG network of firms. The Parties will consult and co-operate with each other with regard to communications with the SEC in relation to this Closing Condition provided that KPMG DTG's counsel shall lead such process.

          Section 3.03 No Injunctions; Objecting Shareholders. There shall not exist any temporary restraining order, injunction or other order issued by any court of competent jurisdiction prohibiting the consummation of the Closing. Notwithstanding anything to the contrary contained herein, to the extent that
(a) one or more orders or injunctions exist prohibiting the transfer of less than 5% in the aggregate of the Company Shares or (b) less than 5 % of the Company Shares are not delivered at Closing for any other reasons, the Parties shall nevertheless consummate the Closing and the Purchaser shall deliver at Closing the entire portion of the total Closing Date Payment or the Closing Consideration Payment, as the case may be, owed hereunder with respect to the Company Shares delivered at Closing. The Purchaser shall have no rights or indemnification claims against any of the Sellers arising from the fact that not all of the Company Shares were delivered at Closing to the Purchaser under (a) or (b) above; provided that the Sellers shall have used their reasonable best efforts to ensure that all of the Company Shares are transferred to the Purchaser at Closing. In the event of a squeeze-out pursuant to Sec. 327a et seq. of the German Stock Corporation Act of the objecting Minority Shareholders, the Sellers shall, within five Business Days of the consummation of any squeeze out, pay to the Purchaser any amount by which the consideration to be paid per Company Share in the squeeze-out procedure exceeds the Final Purchase Price per Share for the Company Shares not delivered at Closing, and the Purchaser shall, within such five Business Days, pay to KPMG DTG on behalf of the Sellers any amount by which such consideration is less the Final Purchase Price per Share for the Company Shares not delivered at Closing.

          Section 3.04 Waiver of Closing Conditions. KPMG DTG may, at any time between the date hereof and the Closing Date or on the Closing Date, waive, either in whole or in part, the Closing Conditions set forth in Section 3.02. The Sellers and the Purchaser jointly may, at any time between the date hereof and the Closing Date or on the Closing Date, waive, either in whole or in part, the Closing Condition set forth in Section 3.03. The Closing Condition set forth in Section 3.01 may not be waived by the Sellers, nor by the Purchaser, nor by both acting jointly.

                                  ARTICLE FOUR

                          TERMINATION PRIOR TO CLOSING

          Section 4.01 Termination prior to Closing. Prior to Closing, this Agreement may be terminated (Rucktritt vom Vertrag) only for the following reasons:

          (a) Non-occurrence of Closing Conditions. This Agreement may be terminated by KPMG DTG or the Purchaser by written notice to the other, if the Closing Conditions set forth in this Agreement have not been satisfied or, if permitted, waived on or before 180 days from the date hereof, or such later date as KPMG DTG and the Purchaser may agree upon in writing (the "Cut Off Date"). However, the Purchaser shall only be entitled to terminate this Agreement after the Cut Off Date if the Purchaser has complied with its obligations set forth under Section 5.05 (a) and (b) (Required Approvals).

          (b) Violation of Representation and Warranties and Obligations. Either the Purchaser on the one hand or KPMG DTG (acting on behalf of all Sellers) on the other hand may terminate this Agreement prior to Closing in case of a breach of (i) the Representations and Warranties of the Purchaser or the Sellers, as the case may be, or of (ii) the obligations of the Purchaser or the Sellers, as the case may be, set forth in this Agreement; provided, however, that such termination right shall only be available, if (aa) the Purchaser or the Sellers, as the case may be, has informed the other by written notice of such violation or breach; (bb) such violation or breach has not been cured within 30 days of receipt of such notice; and (cc) such violation or breach has had or is reasonably likely to have ((alpha)) a Material Adverse Effect on the Company, in the case of a violation or breach by the Sellers; or a Material Adverse Effect on the Purchaser, in the case of a breach by the Purchaser or ((beta)) such violation or breach materially impairs such Party's indemnification rights under this Agreement, or in the case of the Sellers materially impairs the Sellers' rights under the Registration Rights Agreement.

          Section 4.02 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 4.01, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party or Parties (other than for breach of this Agreement prior to such termination), except that the provisions of this Section and of Section
10.01 and Sections 11.01, 11.02, 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09
and 11.10 shall survive such termination. In the case of a termination under
Section 4.01 (b), the terminating Party shall be entitled to claim from the other Party reimbursement of its costs and expenses reasonably incurred in connection with the negotiation, preparation and execution of this Agreement.

                                  ARTICLE FIVE

             CONDUCT OF BUSINESS AFTER SIGNING; PRE-CLOSING ACTIONS

          Section 5.01 Notification. At all times prior to Closing, each Party shall promptly notify the other Parties when, in the case of the Sellers, Harald Wiedmann, Bernd Erle, Peter Melcher and Hendrik Ansink, and in the case of the Purchaser, Rand Blazer, Michael Donahue, Robert Lamb and David Black, become aware of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of the Representations and Warranties given as of the Closing Date by such Party contained in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date and (b) any material failure to comply with or satisfy any of the obligations in this Agreement to be complied with or satisfied by such Party under this Agreement. In case of a breach of this notification obligation, the other Party continues to be obliged to perform its own obligations, unless the breach has resulted in a Material Adverse Effect on the other Party.

          Section 5.02 Conduct of Business after Signing. Between the date hereof and the Closing Date, except as otherwise expressly provided in this Agreement or as the Purchaser shall otherwise consent to in writing in advance thereto (which consent shall not be unreasonably withheld or delayed and which shall be deemed given unless denied in writing within five Business Days from notice by KPMG DTG or the Company to David Black and/or Mike Donahue at the Purchaser, whereby the provisions relating to notices under Section 11.02 shall apply accordingly, of the proposed transaction or action for which such consent is sought), the Sellers shall, to the extent legally permissible:

          (a) cause the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business consistent with past practice;

              (b) not adopt shareholders' resolutions and cause the Company not to adopt such resolutions for its Subsidiaries, other than those necessary or desirable to effect the transactions and measures contemplated by this Agreement;

              (c) cause the Company and its Subsidiaries not to sell or otherwise dispose of assets and properties in the excess of EUR 25,000.00 individually, other than the sale of products in the ordinary course of business, or create Encumbrances on any portion of their respective properties or assets;

              (d) cause the Company and its Subsidiaries not to enter into any new, or discontinue any existing, line of business within Consulting Services as defined under the Non-Competition Agreement;

              (e) cause the Company not to incur credit liabilities bearing interest in excess of EUR 5,000,000.00 in the aggregate on a consolidated basis;

              (f) not cause the Company or any of the Group Companies which have third party shareholders to declare, make or pay any dividend or distribution (whether in cash, securities as other property) with respect to the Company Shares or the shares owned by any third party of such Group Company, except that it may set aside or pay any dividends or distributions declared prior to the date hereof which are disclosed in
       Schedule 5.02 (f);

              (g) not cause the Company and its Subsidiaries to issue any shares to any Person;

              (h) other than under existing contracts or commitments or as required by Applicable Law, cause the Company and its Subsidiaries not to grant any material salary or wage increases of the Consulting Employees, or, except as noted in Schedule 5.02 (h), change or amend any or introduce new Benefit Plans of the Group Companies;

              (i) except as otherwise described herein, cause the Group Companies not to merge or consolidate with any other Person or acquire any interest in any Person and not to resolve and implement any corporate restructuring measures;

              (j) not change the accounting methods, policies, practices, procedures, classifications or judgements and estimations methodology of the Company or its Subsidiaries, except where such changes are required due to a concurrent change in Applicable Law or in generally accepted accounting principles which takes effect after the date hereof;

              (k) cause the Company and its Subsidiaries not to issue or sell any notes, bonds or other securities (Anleihen, Schuldverschreibungen), or any option, warrant or other right to acquire the same, of the Company or any of its Subsidiaries;

              (l) cause the Company and its Subsidiaries not to make any individual capital expenditure or commitment for any individual capital expenditure in excess of EUR 1,000,000.00;

              (m) cause the Company and its Subsidiaries not to make any loan to, guarantee any indebtedness of or otherwise incur any indebtedness on behalf of any Person other than Group Companies and other than exceeding EUR 25,000.00 individually or exceeding EUR 250,000.00 in the aggregate;

              (n) cause the Company and its Subsidiaries not to enter into any agreement, arrangement or transaction with any of its members of the management board (Vorstandsmitglied), managing directors (Geschaftsfuhrer), respectively, or shareholders (or with any relative, beneficiary, spouse or affiliate of the foregoing) of the Company, other than agreements, arrangements or transactions with the foregoing in their capacity as employees of the Company and its Subsidiaries, respectively, in the ordinary course of business consistent with past practice;

              (o) cause the Company and its Subsidiaries not to make any material change to the standard terms and conditions of employment or service of any class of employees of the Company or its Subsidiaries generally other than as required by Applicable Law or announce or commence any redundancy program in respect of the employees of the Company or its Subsidiaries;

              (p) cause the Company and its Subsidiaries not to grant any sublease to any third party;

              (q) cause the Company and its Subsidiaries not to enter into any new client engagement with proposed total fees in excess of EUR 10,000,000;

              (r) cause the Company and its Subsidiaries not to enter into any contract (other than as a result of the acceptance of any existing proposal for a client engagement at the date of this Agreement) on terms which are triggered on a change of control of the Company;

              (s) cause the Company and its Subsidiaries to use their reasonable best efforts not to permit any of their policies of insurance to lapse or do anything which would make any such policy of insurance void or voidable and shall notify its insurers of all circumstances required to be so notified under the terms of such policies in a timely manner;

              (t) cause the Company and its Subsidiaries not to do or omit to do, or cause or allow to be done or omitted to be done, any act or thing which would result (or be likely to result) in a breach of any of the Representations and Warranties of the Sellers to the extent that such Representations and Warranties are also given as of the Closing, or a breach of any other obligation or undertaking contained in this Agreement; or

              (u) cause the Company and its Subsidiaries not to make any commitments or agreements to do any of the foregoing.

              With respect to the measures under (a), (c), (e), (m), (q), and
(u) above, any measures or transactions under the existing cash pooling agreement between KPMG DTG and the Group Companies, shall be permitted.

              Section 5.03 Non-Competition and Shared Services Agreements.

              (a) Non-Competition Agreement. On or prior to the Closing, KPMG DTG and the Company shall terminate the Division of Services Agreement between them dated October 18 and 20, 2000 and shall enter into a non-competition agreement in substantially the form attached hereto as
       Schedule 5.03 (a) (the "Non-Competition Agreement"), with only such changes, if any, as may be necessary to secure the SEC approval referred to in Section 3.02 above or as may be mutually agreed by KPMG DTG and the Purchaser. On or prior to the Closing, KPMG DTG shall use its reasonable best efforts to cause KPMG Alpen-Treuhand GmbH and KPMG Austria GmbH to enter into a substantially similar agreement with the Company and to cause KPMG Holding, Zurich to enter into a substantially similar agreement with the Company or to cause such parties to become parties to the Non-Competition Agreement.

              (b) Transition Services Agreement. On or prior to the Closing, KPMG DTG and the Company shall negotiate in good faith and enter into and replace the Shared Services Agreement with a Transition Services Agreement pursuant to which KPMG DTG shall agree to provide to the Company certain transitional services ("Transitional Services"), including information technology, knowledge management, internal accounting and human resources services and office facilities in accordance with the terms and conditions specified in the Shared Services Agreement as modified by the provisions set forth below or such additional or different terms as may be required to secure the SEC approval referred to in Section 3.02 above. On or prior to the Closing, KPMG DTG shall use its reasonable best efforts to cause KPMG Fides, Zurich to enter into a substantially similar agreement with the Company. Such agreement (the "Transition Services Agreement" or "TSA") shall include the following terms and conditions:

                  (i) Term. The TSA shall have an initial term (the "Initial Term") of 12 months and shall continue in effect thereafter unless terminated by either Party upon at least six months written notice, provided however that the maximum term of the TSA shall be 3 years.

                  (ii) Remuneration. The services provided under the TSA shall be provided at cost on the basis historically used by KPMG DTG to allocate expenses to the Company. In the event the Company terminates any Transitional Service prior to expiration of the Initial Term, the Company shall pay KPMG DTG an amount equal to the cost of providing such service for the balance of the Initial

          Term based upon the cost of the Company's use of the service in the 12 months preceding the Closing.

               (iii) Migration and Termination Costs. Upon a delivery of notice to terminate a Transitional Service, the parties shall co-operate in developing a transition plan for the winding down of such Transitional Service. The Company shall pay the allocated actual cost of any employee of KPMG DTG providing any migration services, provided however that KPMG DTG and the Company shall use their reasonable best efforts to mitigate such costs.

               (iv) In connection with the termination of any Transitional Service, the Company shall pay its pro rata share of all expenses actually incurred in connection with the termination by KPMG DTG of third-party contracts in effect as of the date hereof which are for the purpose of providing such service; provided however that KPMG DTG and the Company shall use their reasonable best efforts to mitigate such costs.

               (v) Office Space. In cases where KPMG DTG and the Company occupy common facilities, they shall have separate and distinct office signage and their offices shall be clearly distinguishable from one another. The Sellers shall pay the reasonable costs of any required build out or modification of such common facilities as necessary to separate each of the premises from which the Consulting Business operates from the reminder of the premises of KPMG DTG and to make those premises accessible only by the use of appropriate keys or other secure access systems to be provided by the Company exclusively, provided that the costs for the key and secure access systems shall not be borne by the Sellers but by the Purchaser or the Company. The Purchaser and the Sellers shall co-operate and consult with each other with respect to the manner of such separation. In cases where KPMG DTG subleases space to the Company for the Company's exclusive use, the Company shall, in accordance with the terms of KPMG DTG's and the Company's basic agreement on office use use its reasonable best efforts to enter directly into a lease with the lessor as soon as reasonably practicable. It is understood that the Company's obligation under each existing lease or sublease with KPMG DTG shall continue in full force and effect until the relevant expiration date unless terminated prior to such date in accordance with its terms.

               (vi) Confidentiality. KPMG DTG and the Company shall undertake to use all commercially reasonable efforts to ensure that confidential information of KPMG DTG regarding the business and affairs of KPMG DTG is not communicated to the Company and confidential information of the Company regarding the business and affairs of the Company is not communicated to KPMG DTG.

          Section 5.04 No Impairment; Antidilution. From the date hereof and until the Closing, neither Party shall, and shall cause any of its Subsidiaries and its and their respective partners and directors not to, effect any transaction involving the purchase of any business or assets of any Person which could reasonably be expected to impair the ability of the Purchaser to satisfy the Closing Conditions to its obligations hereunder or otherwise delay the Closing. Prior to the Closing, the Purchaser shall furthermore not enter into a re-capitalization or pay, declare or set a record date with respect to any of its equity securities for any dividend, distribution, spin-off, split-off, stock split or similar transaction.

              Section 5.05 Required Approvals. With respect to the approvals necessary for the execution of this Agreement the Parties agree as follows:

              (a) The Parties shall co-operate and use their reasonable best efforts to secure as promptly as practicable all requisite approvals necessitated by this Agreement and to satisfy the Closing Conditions and the Condition Precedent to the Parties' respective obligations hereunder. Without prejudice to the foregoing, the Parties agree that all requests and enquiries with regard to the Closing Conditions set out in Section
       3.01 from any Governmental Authority shall be dealt with by them in consultation with each other and that they shall promptly co-operate with and provide all necessary information reasonably required by such Governmental Authority upon being requested to do so by such Governmental Authority or by the other Party.

              (b) Except as set forth expressly below, with respect to the Closing Conditions set forth in Section 3.01, the Purchaser shall comply with any requirements of the competent competition or cartel authorities in order to obtain the approval for the Closing of this Agreement. If necessary in order to avoid a negative decision by any applicable competition or cartel authority or a delay to the Closing beyond the Cut-Off-Date, the Purchaser shall advise such authority of its willingness to agree to and shall sell or otherwise dispose of, hold separate or divest itself of any shares or participation or agree to any other limitations regarding the right of the Purchaser or any of its Subsidiaries to effectively control or operate its business, assets or operations, provided however that the Purchaser shall not be required to take such actions and/or agree to such limitations to the extent they would have a Material Adverse Effect on the Company or on the Purchaser (it being understood that if the Purchaser is required to dispose of, hold separate or divest itself of any asset, the Material Adverse Effect standard will be measured as if the Company were required to make such disposal or divestiture).

              Section 5.06 Access to Information; Monthly Financials. Between the date hereof and the Closing Date, the Parties agree on the following information rights and notification obligations:

              (a) Access to Information. The Sellers shall cause the Company to
       (i) provide to the Purchaser access at reasonable times upon reasonable prior notice to its officers, employees, agents, properties, offices and other facilities and to its books and records and (ii) furnish promptly to the Purchaser such information concerning its business, properties, contracts, assets, liabilities, personnel and other aspects as the Purchaser or its representatives may reasonably request. The Purchaser shall appoint in writing one representative through whom all such requests shall be made.

          (b) Monthly Financials. Without prejudice to (a) above, the Sellers shall deliver to the Purchaser, within 15 days after the end of each calendar month, financial statements for each such calendar month for the Company and its consolidated Subsidiaries, including a balance sheet dated as of the end of such calendar month, prepared by the management of the Company in good faith on a basis consistent with the monthly reports routinely prepared by the management ("Monthly Financial Statements").

          Section 5.07 Visits / Meetings with Clients and Consulting Employees.

          (a) Visits of clients / Strategic Partners. Between the date hereof and the Closing Date, KPMG DTG shall, in coordination with the Company and the Purchaser, cause the Company's management to arrange for meetings between representatives of the Purchaser, the Company and KPMG DTG with ten major clients (identity to be mutually agreed), and three parties to major Strategic Alliance Contracts (identity to be mutually agreed) in order to encourage these clients to continue to work with the Company after Closing.

          (b) Consulting Employees. Between the date hereof and the Closing, KPMG DTG shall, in coordination with the Company and the Purchaser, arrange for a meeting of the Consulting Employees where the Purchaser shall have the opportunity to present its concept on the Company's further operation to the Consulting Employees; KPMG DTG shall use its reasonable best efforts to cause the Company's management to use its reasonable best efforts to support the Purchaser in encouraging the Consulting Employees to continue their employment relationship with the Company after Closing.

          Section 5.08 Mutual Release of Guarantees.

          (a) KPMG DTG and the Purchaser agree that the Purchaser hereby assumes as of the Closing all obligations under any guarantees that KPMG DTG or any of its Subsidiaries (other than the Group Companies) has given with respect to liabilities and obligations of the Group Companies or any of them. The Purchaser shall undertake its reasonable best efforts to achieve the consent of the respective beneficiary under such guarantees to such assumption. KPMG DTG shall co-operate. As long as and to the extent that such consent by the respective beneficiary has not been granted, the Purchaser and KPMG DTG shall treat each other internally as if such consent had been granted. In particular, the Purchaser shall indemnify KPMG DTG and its Subsidiaries (other than the Group Companies) against any and all claims of the respective beneficiary under such guarantee.

          (b) The previous paragraph 5.08 (a) shall also apply mutatis mutandis for KPMG DTG's obligations to assume all obligations under any guarantees granted by one of the Group Companies with respect to obligations or liabilities of KPMG DTG or one of its Subsidiaries (other than the Group Companies)

          Section 5.09 Purchaser Common Stock Options. The Purchaser agrees that immediately following the Closing, it will, subject to the grantees entering into the Purchaser's so called Managing Director Contract of Employment or such other employment agreement as is applicable to the classification of such grantee, grant options (the "New Partner Options") to purchase 833,000 shares of KCI Common Stock at an exercise price equal to the closing price of the KCI Common Stock on the Closing Date (or the next NASDAQ trading day if the Closing Date is not a Nasdaq trading day) to the individuals and in the amounts set forth on Schedule 5.09. The New Partner Options attributable to each individual set forth on Schedule 5.09 will vest over a three-year period, with one third vesting on the first anniversary of the Closing, one third vesting on the second anniversary of the Closing and one third vesting on the third anniversary of the Closing. Subject to the foregoing, the New Partner Options will be subject to the terms of the KPMG Consulting, Inc. 2000 Long-Term Incentive Plan, Standard Stock Option Agreement and Standard Notice of Grant. The Purchaser will maintain the effectiveness of a Registration Statement on Form S-8 registering the KCI Common Stock underlying the New Partner Options. The Sellers will indemnify the Purchaser for damages arising from any successful claim by any of the individuals listed on Schedule 5.09 against Purchaser or the Company alleging that such individuals were entitled to Company Shares prior to the Closing and therefore to a right to receive a portion of the Purchase Price hereunder.

          Section 5.10 Cash Pooling Agreement; Inter-Company Balances. The Sellers shall ensure that, as of the Closing Date, the cash pooling arrangement between KPMG DTG on the one hand and the Group Companies on the other hand shall be terminated and that any debt balances between KPMG DTG and its Subsidiaries on the one hand and the Group Companies on the other hand shall be reduced to zero.

                                   ARTICLE SIX

                                     CLOSING

          Section 6.01 Time and Place of Closing. The transfer of the Company Shares and the payment of the Closing Date Payment or the Closing Consideration Payment, as the case may be, (the "Closing") hereunder shall take place at the offices of KPMG DTG located at Taubenstra(beta)e 44 / 45, 10117 Berlin, Germany, at the earliest of (i) June 30, 2002, if the Closing Conditions provided in
Article 3 have been satisfied or waived (if permitted) by such date, (ii) if the Closing Conditions have not been satisfied or waived by June 30, 2002, the fifth day after such Closing Conditions shall have been satisfied or waived (if permitted), or (iii) such other date as may be agreed between the Purchaser and the Sellers (the "Closing Date"). Subject to the provisions of Article 4 (Termination prior to Closing), failure to consummate the purchase and sale provided in this Agreement on the date and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. All rights under Sections 323, 325 of the German Civil Code (BGB) shall remain unaffected.

          Section 6.02 Actions as of Closing. At the Closing, as part of a simultaneous transaction (concurrent conditions; Erfullung Zug um Zug) the following actions shall be taken:

          (a) Sellers' Closing Certificate. The Sellers shall deliver to the Purchaser a certificate in which they confirm (the "Sellers' Closing Certificate") that:

               (i) (aa) all those statements contained in Sections 7.01, 7.02 and 7.05 which are expressly given as of the Closing Date are true and correct as of the Closing Date, and (bb) that the Sellers have complied in all material respects with the obligations required to be complied with by the Sellers prior to the Closing, except where, in each case (aa) or (bb) would not reasonably be expected to have a Material Adverse Effect;

               (ii) neither the Company nor any of its Subsidiaries has been made a party to any Proceeding (rechtshangiges Verfahren) or, to the Seller's Knowledge, has been threatened in writing to be made a party to any Proceeding, which has had or is reasonably likely to have a negative impact on the Company and its Subsidiaries, taken as a whole, in an amount in excess of EUR 20,000,000.00 (in words: Euro twenty million). It being understood that any Proceedings initiated by the Purchaser or one of its Affiliates shall not count for the purposes of this provision and the respective Representation and Warranty.

          (b) Purchaser's Closing Certificate. The Purchaser shall deliver a certificate to the Sellers in which it confirms (the "Purchasers Closing Certificate") that:

               (i)  the statements contained in Sections 8.01, 8.03, 8.04, 8.05,
          8.06 and 8.09 are true and correct as of the Closing Date; and

               (ii) the Purchaser has complied in all material respects with the obligations required to be complied with by the Purchaser prior to the Closing Date;

          except where in such cases that would not reasonably be expected to
     (i) materially impair the Sellers' rights hereunder or, (ii) have a Material Adverse Effect.

          (c) Registration Rights Agreement. The Purchaser shall deliver to KPMG DTG the executed Registration Rights Agreement to be entered into between the Purchaser and KPMG DTG in the form attached hereto as Schedule 6.02
     (c).

          (d) Payment of Purchase Price. The Purchaser shall deliver to the Sellers the entire Purchase Price as follows:

               (i) If the Purchaser has obtained the Financing in accordance with Section 2.02 (b) (i) above, the Purchaser shall

                    (aa) deliver to the Sellers, by wire transfer of immediately available funds, free of any bank charges, to a bank account designated by KPMG DTG to the Purchaser on behalf of all Sellers with written notice given at least five Business Days prior to the Closing Date (the "Omnibus Account"), an amount equal to 90% of the Closing Date Payment set forth in Section 2.02 (b) (i);

                    (bb) the remaining 10% of the Closing Date Payment set forth in Section 2.02 (b) (i) (the "Escrow Amount") shall be delivered by wire transfer of immediately available funds, free of any bank charges, to an Escrow Agent reasonably acceptable to the Parties. The Escrow Amount shall solely serve to satisfy indemnification claims of the Purchaser against the Sellers for a breach of the Representations and Warranties and the Covenants set forth in this Agreement. The rights and obligations of the Parties as well as the rights and obligations of the Escrow Agent with respect to the Escrow Amount shall be set forth in an Escrow Agreement (the "Escrow Agreement"), which will be negotiated in good faith and the Parties will use their reasonable best efforts to conclude the Escrow Agreement as soon as practicable. If the Escrow Agreement is not put in place when the Closing Conditions are reasonably likely to be satisfied within the next ten days, then an appropriate neutral expert shall be appointed by the Parties and be requested to stipulate the then open issues on the Escrow Agreement within three days of his appointment. If the Parties cannot agree upon an appropriate neutral expert within three business days, such expert shall be appointed, upon request of one of the Parties, by the President of the Notary's Chamber in Berlin. The expert shall be deemed to be commissioned by both Parties and the Parties shall pay the experts costs in equal shares. The escrow created by the Escrow Agreement shall subsist for 18 months. Any release of the Escrow Amount shall only be made in accordance with the Escrow Agreement. The provisions set forth in the Escrow Agreement shall prevail over the provisions of this Agreement. Notwithstanding the foregoing, the Sellers shall be entitled at any time to replace the Escrow Amount partly or in whole by a irrevocable, unconditional bank guarantee unlimited in time of a bank reasonably satisfactory to the Purchaser in a corresponding amount.

               (ii) If the Purchaser has not obtained the Financing in accordance with Section 2.02 (b) (i) above and therefore will pay the Closing Consideration Payment as set forth in Section 2.02 (b) (ii), the Purchaser shall

                    (aa) deliver to the Sellers, by wire transfer of immediately available funds, free of any bank charges, to a bank account designated by KPMG DTG to the Purchaser on behalf of all Sellers with written notice given at least five Business Days prior to the Closing Date (the

               "Omnibus Account"), an amount equal to the Closing Date Cash Amount set forth in Section 2.02 (b) (ii) (aa);

                     (bb) issue, convey, assign, transfer and deliver all the
               Exchange Shares to be delivered hereunder (the "Non Escrowed Exchange Shares") other than those covered by (cc) below to KPMG DTG (on behalf of all the Sellers). In the event that multiplying the percentages of each of the Sellers set forth in Schedule 7.01
               (c) by the total number of Exchange Shares so to be issued produces a fraction, in lieu of delivering a fractional share, the Purchaser will pay to KPMG DTG on behalf of each Seller otherwise entitled to a fractional Exchange Share, an amount in cash equal to such fraction multiplied by the Common Stock Price as of Closing. With respect to such cash payment, the foregoing sub-paragraph (aa) above shall apply analogously.

                     (cc) issue, convey, assign, transfer and deliver such
               number of Exchange Shares (the "Escrowed Exchange Shares") to the Escrow Agent as when valued at USD 16.09 per share would equal in value 10 % of the Closing Date Payment (rounded up to the next whole share) (calculated as if the Closing Date Payment rather than the Closing Consideration Payment were being made). The Escrowed Exchange Shares shall solely serve to satisfy indemnification claims of the Purchaser against the Sellers for a breach of the Representations and Warranties and the Covenants set forth in this Agreement. The rights and obligations of the Parties and the rights and obligations of the Escrow Agent with respect to the Escrowed Exchange Shares shall also be set forth in the Escrow Agreement described in Section 6.02 (d) (i) (bb). Any release of the Escrowed Exchange Shares shall only be made in accordance with the Escrow Agreement. The provisions set forth in the Escrow Agreement shall prevail over the provisions of this Agreement. With respect to the bank guarantee, Section 6.02 (d)
               (i) (bb) shall apply accordingly.

               (iii) Subject to any portion of the Closing Date Payment or the Exchange Shares to be placed into Escrow under the provisions set forth in Section 6.02 (d) (i) or (ii) above and in the Escrow Agreement and subject to any internal escrow arrangements among the Sellers, the Final Purchase Price or, in the case of section 6.02 (d)
          (ii) above, the cash component thereof shall be distributed to all Sellers entitled thereto (and to the Blaschitz Shareholders) less any costs connected with this Agreement and the auction process leading thereto, to the extent that they shall be borne by the Sellers and not by the Purchaser or the Company.

          (e) Transfer of Company Shares. The Sellers shall assign to the Purchaser their Company Shares and KPMG DTG shall hand over to the Purchaser the Company

     Share Certificates to the Purchaser in order to effect the transfer of the Company Shares to the Purchaser;

          (f) Resignation of Supervisory Board Members. The Sellers shall deliver to the Purchaser written declarations showing the resignation of all members of the supervisory board of the Company who are not Employee Representatives and any members of the advisory board (Beirat) of any of the Group Companies.

          (g) Management Board Consent. The Sellers shall deliver evidence of the consent of the Company's management board (Vorstand) to the transfer of the Company's Shares under the Articles of Association.

          (h) Other Actions. The Parties shall take all further actions and measures required under Applicable Law and make all necessary declarations and deliver all other documents to be delivered under this Agreement at or prior to Closing that have not been previously delivered in order to effect the Closing Date Payment or the Closing Consideration Payment, as the case may be, the issuance, assignment, transfer and delivery of the Exchange Shares and the assignment, transfer and delivery of the Company Shares and the Claim.

          Section 6.03 Condition Precedent. Notwithstanding the foregoing, the transfer of the Company Shares as set forth above shall be subject to the condition precedent (aufschiebende Bedingung) (the "Condition Precedent") that the entire Purchase Price has been paid in the manner set forth in Section 6.02
(d) above (Payment of Purchase Price) by the time of the Closing. The Sellers may, at their sole discretion and at any time prior, on, or after the Closing waive the Condition Precedent by making a corresponding declaration in written form vis-a-vis the Purchaser. However, in such case, the Purchase Price outstanding at that time shall bear interest at a rate of 5% over the base interest rate of the European Central Bank in terms of Section 247 para. 2 German Civil Code (BGB) (Basiszinssatz) for the period between the Closing Date and the date on which the entire Purchase Price is paid in accordance with the provisions set forth in Section 6.02 (d) (Payment of Purchase Price) above. Sections 323 and 325 German Civil Code (BGB) shall apply with regard to delivery of the Company Shares and the Payment of the Closing Date Payment or the Closing Consideration Payment, as the case may be. The Sellers shall notify the Purchaser in writing about the occurrence of the Condition Precedent without delay.

          Section 6.04 Acknowledgement. In the event that the Purchase Price will be paid partly with Equity Consideration according to Section 2.02 (b) (ii) above, each Seller will at Closing:

          (a) understand that the Exchange Shares he/she/it is receiving hereunder are "restricted securities" under the United States federal securities laws as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such Exchange Shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances.

              (b) certify that he/she/it is not a U.S. person and is not acquiring the Exchange Shares for the account or benefit of any U.S. person, provided that a maximum number of 10 such persons need not so certify. For the purposes of this Section, "U.S. person" has the meaning set forth in Regulation S of the Securities Act and includes, among others, any natural person resident in the U.S. and any partnership or corporation organized or incorporated under the laws of the U.S.

              (c) agree to resell the Exchange Shares only in accordance with the provisions of Regulation S of the Securities Act, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration requirements; and agree not to engage in hedging transactions prohibited by the Securities Act with regard to the Exchange Shares.

              (d) acknowledge that each certificate for the Exchange Shares shall be imprinted with a legend in substantially the following form:

              "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED (A) IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AFTER PROVIDING A LEGAL OPINION FROM NATIONALLY RECOGNIZED SECURITIES COUNSEL TO THE ISSUER TO THE EFFECT THAT SUCH COUNSEL BELIEVES AN EXEMPTION TO REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH AN OFFER, SALE OR TRANSFER."

                                 ARTICLE SEVEN

                               SELLERS WARRANTIES

              The Parties agree that the Purchaser shall acquire the Company Shares subject to only the Representations and Warranties of the Sellers set forth in this Article 7, (each a "Representation and Warranty" and collectively the "Representations and Warranties") with no other or further Representations and Warranties being given. Except as set forth in the applicable Disclosure Schedule attached to this Agreement, each Seller severally and not jointly with any other Seller hereby warrants and represents to the Purchaser in the form of an abstract guarantee ("Selbstandiges Garantieversprechen", Section 311 par. (1) German Civil

Code ("BGB")) that the following statements are true, provided, however, that any provisions of this Agreement relating to the consequences of a breach of any of the Representations or Warranties, including (without being limited thereto) the provisions of Article 9 and the limitations set forth in Sections 9.02, form an integral part of this abstract guarantee ("Inhalt des Schuldverhaltnisses" / "Bestandteil der Garantieerklarung"), and this abstract guarantee is only given subject to such provisions and limitations and does not form a "Beschaffenheitsvereinbarung" within the meaning of the German Civil Code. The Representations and Warranties are given solely as of the date hereof unless it is expressly indicated in the respective Representation and Warranty that such Representation and Warranty is also made as of the Closing Date:

       Section 7.01 Corporate Matters. With respect to the organization of the Sellers and the Company, the following statements are true as of the date hereof and will be true as of the Closing Date, unless otherwise is expressly indicated in the following paragraphs:

              (a) KPMG DTG is a duly organized company, validly existing under the laws of the Federal Republic of Germany, has the corporate power to carry on its business as is now being conducted, and is duly qualified or authorized to conduct business in the jurisdiction of its registered seat
       (Sitz).

              (b) Each of the Sellers has all legal power and authority necessary to execute this Agreement and the documents referred to herein and to perform fully its respective obligations thereunder.

              (c) Schedule 7.01 (c) completely and accurately sets forth the number of issued shares of the Company's capital stock, the names of the holders thereof and the number and the nominal amount of shares held by each holder and the percentage of all issued and outstanding shares in the Company owned by such holder.

              (d) The Company (i) is duly incorporated, organized and validly existing under the laws of the Federal Republic of Germany, (ii) is duly registered in the Commercial Register at the local court of Frankfurt/Main under the registration number HRB 50613; (iii) has the corporate power to carry on its business as is now being conducted, and
       (iv) is duly qualified or authorized to conduct business in the jurisdiction of its registered seat (Sitz).

              (e) Schedule 7.01 (e)-A contains, except for shelf companies (Vorratsgesellschaft; Mantelgesellschaft) and companies organized as a civil partnership (Gesellschaft burgerlichen Rechts, unregistered Offene Handelsgesellschaft or comparable organizations, in particular Projektgesellschaften or Gelegenheitsgesellschaften) a complete and accurate list of the Company's Subsidiaries as of the date hereof which will still be, except for the changes expressly mentioned in Schedule
       7.01 (e)-A, the qualifications expressly made herein or transactions expressly provided for in this Agreement, true and correct as of the Closing Date. The nominal capital of each of the Company's Subsidiaries listed in Schedule 7.01 (e)-A and the nominal participation of the Company in each Subsidiary listed in Schedule 7.01 (e)-A are truly and completely re-
         flected in Schedule 7.01(e)-A. Each of the Company's Subsidiaries listed in Schedule 7.01 (e)-A (i) is duly incorporated, organized and validly existing in the jurisdiction in which it is organized; (ii) has the corporate power to carry on its business as is now being conducted, and (iii) is duly qualified or authorized to conduct business in the jurisdiction of its registered seat. Except for the Company's participations listed in Schedule 7.01(e)-B and subject to the qualifications contained herein, there are no other corporations, partnerships or other entities in which the Company or one of the Company's Subsidiaries owns, of record or beneficially, any material direct or indirect equity interest (except for Gesellschaften burgerlichen Rechts, unregistered Offene Handelsgesellschaft or comparable organisations, in particular Projektgesellschaften, Gelegenheitsgesellschaften).

               (f) The Company Shares and the Company's shares in each Subsidiary have been, except as set forth in Schedule 7.01 (f) duly authorized, are validly issued, fully paid up with no repayments being made and are not subject to any obligation for further contributions ("Nachschusspflicht").

               (g) There are no other certificates (Aktienurkunden) representing the Issued Share Amount of the Company other than the Company Share Certificates.

               (h) Each Seller has full title to the Company Shares sold by it. There are no Encumbrances of any kind whatsoever outstanding in respect of the Company Shares, nor are there any agreements in existence to create or grant the same. There are no agreements to create or issue new shares or securities of the Company.

               (i) There are no Encumbrances of any kind whatsoever outstanding in respect of the Company's shares in its Subsidiaries, nor are there any agreements in existence to create or grant the same, other than those set forth in Schedule 7.01 (i). There are no agreements to create or issue new shares or securities in any of the Company's Subsidiaries.

               (j) All shareholders' consents or other consents required pursuant to the Company's Articles of Association in order to complete this Agreement have been obtained, unless otherwise stated in this Agreement.

               (k) All consents or approvals required to be obtained by the Sellers pursuant to statute, regulation or otherwise which are necessary for the completion of the transactions contemplated in this Agreement have been obtained, unless otherwise stated in this Agreement.

               (l) The Articles of Association of the Company dated November 10, 2000 are valid and binding and no changes to such Articles of Association have been effected between November 10, 2000 and the date hereof and the Closing Date, respectively.

               (m) Schedule 7.01 (m) contains a complete and true list of all company agreements ("Unternehmensvertrage") within the meaning ofss.ss. 291 et seq. of the German Stock Corporation Act ("Aktiengesetz" - "AktG"). The Domination and Profit and Loss

         Transfer Agreement will be validly terminated at or prior to the end of the Closing Date and the Company will have accepted such termination and KPMG DTG will have waived any claims under the Domination and Profit and Loss Transfer Agreement for a transfer of profits of the fiscal year 2002.

                 Section 7.02 Non-contravention. Except as set forth in Schedule 7.02, the execution, delivery and performance by each of the Sellers of this Agreement does not and will not, as of the Closing Date, (a) violate any provision of the articles of incorporation, by-laws or other organizational documents of each of the Sellers (if not an individual), (b) assuming the Closing Conditions according to Article 3 have been satisfied, violate or result in a breach of or constitute a default under any Applicable Law or Governmental Authorization with respect to any of the Sellers (if not an individual), or any award, order, injunction or other restriction of any arbitrator or arbitrators to which any of the Sellers (if not an individual) is subject, or (c) materially conflict with or result in a material breach of or constitute a material default under any agreement, instrument or undertaking (other than with respect to change of control clauses in agreements between any of the Sellers and third parties) to which any of the Sellers is a party or by which any of the Sellers is bound.

                 Section 7.03      Financial Statements.

                 (a) The Sellers have provided Purchaser with complete copies of the Company's Audited Consolidated Financial Statements and of the Company's Audited Consolidated Interim Financial Statements which are attached as Schedule 7.03 A and B, (hereinafter collectively the "Financial Statements"). The Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US-GAAP"), applied on a consistent basis with the basis applied in preparing the Company's audited consolidated financial statements for the preceding financial period. As of the date hereof, the Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries as of the dates thereof or the periods covered thereby. In the event of any dispute as to the accuracy of this Representation and Warranty, any arbitrator shall apply US-GAAP on a basis consistent with the past practices, policies, assumptions and estimates of the Company unless such consistent practices, policies, assumptions and estimates are not permitted under US-GAAP. As a further elaboration of the principle set forth above, the Purchaser may not challenge the accuracy of this Representation and Warranty alleging that the carrying value of the Company's interest in KCF or KCS was lower than that set forth in any of the financial statements or that the assumptions regarding projected benefit obligations set forth therein are incorrect or should be modified in any respect.

                 (b) To the actual knowledge of the board members of the Company, neither the Company nor any of its Subsidiaries has received written notification that the audited financial statements for KPMG Consulting Spain S.L., Madrid, Spanien does not fairly present in all material respects the financial situation and results of operations of KPMG Consulting Spain S.L., Madrid, Spanien for the period ended on December 31, 2001. To the actual knowledge of the board members of the Company, neither the

      Company nor any of its Subsidiaries has received written notification that the audited financial statements for the French branch of KCF do not fairly present in all material respects the assets and liabilities as of September 30, 2000 and the income and expenses for the period then ended.

            (c) The management accounts of the Company for the month of April, 2002, contained in the Data Room have been prepared by the management of the Company in good faith on a basis consistent with the monthly reports routinely prepared by the Company's management.

            Section 7.04 Conduct of Business; Absence of Certain Changes. Between March 31, 2002 and the date hereof, and except as disclosed in Schedule 7.04-A, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business with the care of a prudent businessman ("Sorgfalt eines ordentlichen Kaufmanns") in all material aspects. Except as disclosed in Schedule 7.04-B, between March 31, 2002 and the date of this Agreement there has not been a Material Adverse Change and neither the Company nor any of its non wholly owned direct or indirect Subsidiaries has declared, made or paid any dividend, made distributions or transferred profits arising from the financial year 2001.

            Section 7.05 Insolvency. Neither the Company nor any of its Subsidiaries is, and will not be as of the Closing Date, unless indicated otherwise in Schedule 7.05, over-indebted or insolvent according to commercial law or insolvency law, no application has been filed for Insolvency Proceedings to be initiated against the assets of the Company or one of its Subsidiaries. The Sellers have not resolved and will not resolve before the Closing Date to liquidate the Company nor any of its Subsidiaries nor do they presently intend to do so.

            Section 7.06 Intentionally left blank

            Section 7.07 Real Property. All office lease agreements of the Company and its Subsidiaries are described in Schedule 7.07. Save as disclosed in Schedule 7.07, the rental agreements relating to the real property described therein are effective and enforceable and none of them has been materially amended or terminated.

            Section 7.08 Contracts. Schedule 7.08-A sets forth a complete and true list of material contracts of the Company and Infonova (hereinafter collectively referred to as the "Material Contracts"). Schedules 7.08-A (a) to
(e) contains the Material Contracts, which are all outstanding contracts, agreements and obligations of the Company and Infonova which have not yet been entirely performed and relate to one of the following items:

            (a) with respect to the Company and Infonova all contracts and agreements relating to the acquisition or the sale or other alienation of fixed assets ("Gegenstande des Anlagevermogens"), including intangible assets, fixed tangible assets (with the exception of real estate and rights equivalent thereto) and financial assets, with a contract value in excess of EUR 1,000,000.00 in each individual case or EUR 5,000,000.00 collectively;

            (b) with respect to the Company and Infonova all credit or loan agreements executed by them as lender or borrower with the exception of current accounts with banks (laufende Kontokorrentkredite) and customary extensions of the due date of receivables or payables agreed to in the ordinary course of business and with the exception of loans granted to employees not exceeding EUR 10,000 in the individual case, as well as all factoring arrangements and all guarantees issued by the Company and Infonova for and on behalf of third parties obligations with a liability incurred for the Company or Infonova exceeding EUR 250,000.00 in each single case;

            (c) with respect to the Company and Infonova all framework agreements executed by the Company or binding on the Company, entered into with major clients of the Company, including agreements under which the services are not performed by the Company but by a "project company" (Projektgesellschaft) in which the Company holds a majority participation and a major client holds a minority participation; major clients of the Company are those clients whose orders placed with the Company, respectively, have created an annual turnover of EUR 5,000,000.00 or more in the fiscal years 2000 and/or 2001; and, in the case of the Company, whose agreements with the Company are reasonably likely to create an annual turnover for the Company of EUR 5,000,000.00 or more in the fiscal year 2002 (in each such case, the turnover has been calculated, or respectively estimated on the basis of the management accounts of the Company and not on the basis of US-GAAP);

            (d) with respect to the Company and Infonova all contracts, agreements or obligations which have been entered into or assumed outside the ordinary course of business of the Company, to the extent that they trigger annual payments of EUR 1,000,000.00 in each individual case or EUR 5,000,000.00 collectively;

            (e) with respect to the Company all Strategic Alliance Contracts of the Company with third parties.

          Except as set forth in Schedule 7.08-A and B, each of the Material Contracts set forth on Schedule 7.08-A is valid and binding on the parties thereto and is in full force and effect; and the validity or enforceability of none of the material terms of the Material Contracts has been expressly contested. No Material Contract has been terminated and to the Sellers' Knowledge, no written termination notice as to any Material Contract has been received by the Company or Infonova. Neither the Company nor Infonova nor, to the Seller's Knowledge, its respective contractual partner has materially breached, or is in material default with respect to, any Material Contract. Except as set forth in Schedule 7.08-B, this Agreement will not give any party an expressly stipulated right to terminate or amend a Material Contract. Except for (i) prime/subcontractor contracts between the Company or any of its Subsidiaries, their customers and KPMG DTG and its Subsidiaries (other than the Group Companies), (ii) prime/subcontractor contracts between KPMG DTG and any of its Subsidiaries, their customers and any of the Group Companies, (iii) contracts that will be replaced by the agreements to be entered into by the Parties or terminated at the Closing, (iv) secondment or temporary or contingent employment contracts, and (v) contracts providing for monthly payments of less than EUR 10,000 per month in the aggregate, there is no contract between KPMG DTG or any of its Affiliates (other than the Company and its Subsidiaries), directors, officers, partners or employees on the one hand and the Company and its Subsidiaries on the other hand.

                  Section 7.09 Intellectual Property. The Company owns free from encumbrances or is licensed or otherwise possesses legally enforceable rights to use all trademarks, service marks, copyrights, applications for any of the foregoing that are described in Schedule 7.09-A. All rights pertaining to such intellectual property are valid and in full force and effect and nothing has been done or omitted to be done which would materially prejudice the validity or enforceability of any such intellectual property of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any exclusive rights pertaining to its Intellectual Property Rights that has, or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a named party to any Proceedings that involve a claim of infringement by the Company of any Intellectual Property Rights of third parties except for any such Proceedings that are disclosed in
Schedule 7.09-B and to the Sellers' Knowledge no method or process employed by the Company or any of its Subsidiaries (or by any licensee under a license granted by the Company or any of its Subsidiaries) infringes any Intellectual Property Rights of any third party.

                  Section 7.10 Taxes. Except as set forth in Schedule 7.10-A, all Tax returns that are required to be filed by the Company and its Subsidiaries on or before the date of this Agreement (taking into account applicable extensions) have been duly filed, with such exceptions as, individually or in the aggregate, do not, and would not reasonably be expected to, create a financial obligation in excess of EUR 100,000 on the Company. Except as set forth in Schedule 7.10-B, all Taxes have been timely paid (taking into account applicable extensions) or adequate accruals, reserves or current liabilities have been recorded with respect thereto in accordance with generally accepted accounting principles on the Company's Audited Consolidated Financial Statements. A fiscal unity for corporation tax and trade tax for the year 2001 has been in place. The issue of shares to partners and employees has not triggered or caused wage tax or social security contributions, nor are there any Taxes associated with the employment of freelancers by the Group Companies other than value added tax.

                  Section 7.11      Employees.

                  (a) A complete and accurate - +/- 5 % - list identifying the Consulting Employees (Manager, Senior Manager, Partner) of the Company as of May 01 2002 by name, age, length of service, grade classification and fixed remuneration and, in the case of Partners - other than those Partners who received their partnership status within 2002 - the actual bonus paid for 2001 paid in 2002 is set forth in Schedule 7.11-A.

                  (b) A complete and accurate - +/- 5 % - list identifying employees of the Subsidiaries with a fixed annual remuneration of EUR 96,000 or more as of May 01 2002 by age, length of service, grade classification and fixed remuneration is set forth in Schedule 7.11-B.

                  (c) With the exception of the employees set forth in Schedule 7.11-C there are no agreements with Senior Managers and Partners which provide an entitlement for premature termination with or without a severance payment or any improvement to their remuneration benefits or terms and conditions of employment with regard to the transactions contemplated under this Agreement. There is no breach of contract unless more than 30 Senior Managers and Partners not listed in Schedule 7.11-C successfully claim for premature termination with or without a severance payment with regard to the transactions contemplated under this Agreement and cause additional expenses of more than 2,000,000.00 EUR in aggregate.

                  (d) None of the class C, D or E Partners of any Group Company as listed in Schedule 7.11-D has given written notice terminating his contract of employment or engagement nor are any of such Partners under notice of dismissal.

                  Section 7.12 Labor and Collective Bargaining Agreements. Except as set forth in Schedule 7.12-A, the Company is not bound to or party to any internal labor agreements ("Betriebsvereinbarungen"). Except as set forth in
Schedule 7.12-B, the Company is not bound to or party to any collective bargaining agreement ("Tarifvertrag").

                  Section 7.13 Benefit Plan. Schedule 7.13 sets forth a complete and accurate list of the Benefit Plans of the Company. Since 31st March, 2002 the Company has not entered into any new benefit plans.

                  Section 7.14 Employment Disputes. Except as otherwise set forth in Schedule 7.14, there are no Proceedings pending ("rechtshangig") between the Company on the one hand and any of its Consulting Employees on the other hand.

                  Section 7.15 Delivery of Information to the Workers' Council. To the extent required by Applicable Law, each of the Company and its Subsidiaries has informed and consulted its respective workers' council and provided it with all the required information regarding the transactions contemplated by this Agreement.

                  Section 7.16 Insurance Coverage. With the exception of reinsurance contracts in connection with employee pension funds, Schedule 7.16-A sets forth a complete and accurate list of all insurance policies relating to the assets, business, operations, employees or directors of the Company. The insurance policies referred to in Schedule 7.16-A are in full force and effect, all premiums payable thereunder prior to the date hereof have been paid and the Company has otherwise complied with the terms and conditions of such policies and nothing has been done or omitted to be done which could make any such policy of insurance void or voidable. There is no material claim outstanding under any such policy in the amount exceeding EUR 1,000,000.00. Except as otherwise set forth in Schedule 7.16-B, the insurance policies are not part of a group insurance which will expire after the Closing of this Agreement.

                  Section 7.17 Lawsuits. Except as set forth in Schedule 7.17, neither the Company nor any of its Subsidiaries is a party to any Proceeding pending ("rechtshangig") involving in the case of the Subsidiaries a disputed amount of EUR 250,000.00 or more. As of the Closing Date, there is no pending (rechtshangig) Proceeding which has had or is reasonably likely to have a negative impact on the Company and its Subsidiaries, taken as a whole, in an amount in excess of EUR 20,000,000.00 (in words: Euro twenty million). Since 31 March, 2002

                  (a) neither the Company nor any of its Subsidiaries has settled any existing litigation or dispute in excess of EUR 100,000. To the extent that the consequences of such settlement are included in any financial statements that have been delivered prior to the date hereof, the Purchaser shall not be entitled to any damages hereunder;

                  (b) no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness of any Group Company prior to the normal maturity date.

                  Section 7.18 Finder's Fees. Neither the Company and/or its Subsidiaries has or will have any obligation or pay any brokerage, finder's or other fee or commission from the Company and/or its Subsidiaries in connection with the execution of this Agreement or the transactions contemplated herein, except for any broker, finder or investment banker who was or may have been engaged by the Purchaser and except as to any such fee or commission which will be reimbursed to the Group Companies.

                  Section 7.19 Clients. Schedule 7.19 contains a true and complete list of the 35 most significant clients of the Company and its Subsidiaries by revenue as calculated in accordance with the management accounts (and not on the basis of US-GAAP) for the 12-month period ending March 31, 2002. The Purchaser had the opportunity to discuss with the Company's risk management department major complaints of the 35 clients listed in Schedule 7.19.

                  Section 7.20 Compliance with Law. The business of the Company is being and since June 1, 2000 has been conducted in all material respects in accordance with Applicable Law. All necessary permits, licenses and consents ("Erlaubnisse", "Genehmigungen") have been obtained by the Company and its Subsidiaries to carry on each of their businesses in the places and in the manner in which such businesses are currently conducted, and all such permits are valid and subsisting and have been complied with in all material respects. The Parties agree that the Representations and Warranties listed in the last sentence of this Section 7.20 addressing a specific topic ("Specific Warranty") shall prevail over the Representation and Warranty contained in this Section and that where such Specific Warranty and the Representation and Warranty in this section cover the same topic, only the Specific Warranty shall apply ("lex specialis-Rule"). Furthermore, the Parties agree that, where a specific Representation or Warranty has not been granted in this Agreement with regard to any topic, such omission was made intentionally and that, therefore, the Representation and Warranty in this section shall also not apply with regard to any such topic ("alle Regelungslucken in Article 3 sind bewu(beta)te Regelungslucken"). The Specific Warranties are those under Sec. 7.01, 703, 7.04, 7.07, 7.09 to 7.17 and 7.19.

                  Section 7.21 Bank Accounts. A complete and accurate list of all the Company's and Infonova's bank accounts, including details of the credit and debit balances on them are set out in Schedule 7.21 and since the date of that list there has not been any payment out of any of the accounts except for payments in the ordinary course of the Company's and Infonova's business.

                  Section 7.22 True and Correct Information. The Sellers have not, intentionally or due to gross negligence, concealed any information which they were obliged to disclose under applicable German laws
("Aufklarungspflichten im deutschen Recht").

                  Section 7.23 Known Facts. All Representations and Warranties made under this Article 7 are given subject to and to the extent that matters
(a) are disclosed in any Schedules or Annexes to this Agreement and/or (b) are fairly disclosed in the Data Room, provided that (b) shall not apply with respect to the Representations and Warranties under Secs. 7.01 (c), 7.01 (e)-A and B, 7.01 (f), 7.01 (i), 7.04-B, 7.05 and 7.07. The Schedules have been prepared in good faith and do nor contain any untrue statement of a material fact.

                                  ARTICLE EIGHT

                              PURCHASER WARRANTIES

                  The Purchaser hereby warrants and represents to the Sellers in the form of an abstract guarantee ("Selbstandiges Garantieversprechen", Section 311 par. (1) German Civil Code - BGB) (each a "Representation and Warranty" and collectively the "Representations and Warranties") with respect to themselves and their Subsidiaries that the following statements are true, provided, however, that any provisions of this Agreement relating to the consequences of a breach of any of the Representations or Warranties, including (without being limited thereto) the provisions of Article 9 and the limitations set forth in
Section 9.03, form an integral part of this abstract guarantee ("Inhalt des Schuldverhaltnisses" / "Bestandteil der Garantieerklarung"), and this abstract guarantee is only given subject to such provisions and limitations and does not form a "Beschaffenheitsvereinbarung" within the meaning of the German Civil Code. The Representations and Warranties are given solely as of the date hereof unless it is expressly indicated in the respective Representation and Warranty that such Representation and Warranty is also made as of the Closing Date.

                  Section 8.01 Corporate Matters. With respect to the organization of the Purchaser the following statements are true as of the date hereof and as of the Closing Date:

                  (a) The Purchaser is a duly organized company, validly existing and in good standing under the laws of the State of Delaware, USA, has the requisite corporate power and authority to carry on its business as is now being conducted, and is duly qualified or authorized to conduct business in the jurisdictions in which it conducts business.

                  (b) The Purchaser has all the requisite corporate power and authority necessary to execute and deliver this Agreement and to perform fully its respective obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the Registration Rights Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Purchaser (including the approval by the Board of Directors of the transaction contemplated thereby). This Agreement has been, and the Registration Rights Agreement will, at Closing, have been, duly and validly executed and delivered by the Purchaser and, assuming that this Agreement has been duly and validly executed and delivered by the Sellers this Agreement constitutes, and the Registration Rights Agreement will constitute a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

                  (c) The Purchaser is not insolvent nor over-indebted according to commercial law or insolvency law. No application has been filed for Insolvency Proceedings to be initiated against the assets of the Purchaser.

                  (d) No consent of the shareholders of the Purchaser or other corporate proceeding is required in connection with the execution, delivery and performance of this Agreement.

                  (e) The Purchaser is not in violation of any of the provisions of its Articles of Incorporation or By-laws, and its Articles of Incorporation and By-laws most recently filed with the SEC prior to the date hereof have not been amended, modified, or rescinded and remain in full force and effect.

                  Section 8.02 Capitalization. As of the date of this Agreement, the authorized capital stock of the Purchaser consists of 1 Billion shares of KCI Common Stock. As of March 31, 2002, (i) 158,009,240 (excluding the shares of KCI Common Stock under (ii) below) shares of KCI Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid, and non-assessable, (ii) 3,429,006 shares of KCI Common Stock were held in the treasury of the Purchaser or owned by Subsidiaries of the Purchaser, and (iii) 31,561,403 options to acquire shares of KCI Common Stock have been granted and are outstanding under the Purchaser's various stock option plans. Except as set forth in this paragraph and the Stockholders' Rights Plan, effective as of October 1, 2001, pursuant to a rights agreement between the Purchaser and EquiServe Trust Company N.A., as rights agent as of the date hereof, there are no subscriptions, options, warrants, or other rights, convertible securities, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of the Purchaser to which the Purchaser or any of its material Subsidiaries is a party, or by which any of their properties are bound or affected, or obligating the Purchaser or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in the Purchaser. Since March 31, 2002 KCI has not issued any options nor issued shares other than pursuant to existing options or option plans.

                  Section 8.03 Exchange Shares. The statements in this Section are true as of the date hereof and will be true as of the Closing:

                  (a) The issue and delivery to the Sellers and the Escrow Agent, respectively, of the Exchange Shares in connection with the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Purchaser;

                  (b) The Exchange Shares when issued and delivered to the Sellers at Closing pursuant to this Agreement, and upon receipt by the Purchaser of the Company Shares exchanged therefore, will be validly issued and outstanding, fully paid, non-assessable and not subject to any obligation for further contribution, and the holders of Exchange Shares will receive good and marketable title to such Exchange Shares, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges, pre-emptive rights or other Encumbrances of any nature whatsoever, except such as may have been created by the Sellers or restrictions applicable to "restricted securities," issued by a U. S. corporation in an offshore transaction pursuant to Regulation S under the Securities Act;

                  Section 8.04 SEC Filings. Except as noted in this Section, the statements in this Section are true as of the date hereof and will be true as of the Closing Date, except as otherwise provided expressly in one of the following paragraphs:

                  (a) The Purchaser has filed all forms, including, without limitation, all financial statements or schedules included therein, reports and documents required to be filed by it with the SEC since January 1, 2001 (collectively the "SEC Reports");

                  (b) the SEC Reports (i) were prepared in compliance in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not and will not contain, at the time they were or will be filed, or, if amended, as of the date of such amendment, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

                  (c) as of the date hereof, none of the Purchaser's Subsidiaries is required to file any forms, reports or other documents with the SEC;

                  (d) as of the date hereof, the Purchaser has not been advised that the SEC is reviewing any of its SEC reports or any financial statement contained therein;

                  Section 8.05 Consent. The statements in this Section are true as of the date hereof and as of the Closing. No consents, approvals, authorizations or other orders of, actions by, filings with or notifications to, any Governmental Authority or third parties, other than anti trust authorities, are required in connection with the execution, delivery and performance of this Agreement by the Purchaser.

                  Section 8.06 Non-contravention. The Representations and Warranties in this Section 8.06 are made as of the date hereof and as of the Closing Date. The execution, delivery and performance by the Purchaser of this Agreement does not and will not (a) violate any provision of the articles of incorporation, by-laws or other organizational documents of the Purchaser, (b) violate or result in a breach of or constitute a default under any Applicable Law or Governmental Authorization with respect to the Purchaser, or any award, order, injunction or other restriction of any arbitrator or arbitrators to which the Purchaser is subject, or (c) ma-terially conflict with or result in a material breach of or constitute a material default under any agreement, instrument or undertaking to which the Purchaser is party or by which the Purchaser is bound.

                  Section 8.07 Financial Statements. The financial statements of the Purchaser for the period ending June 30, 2001 were prepared in accordance with United States GAAP applied on a consistent basis with the basis applied in preparing the Purchaser`s audited consolidated financial statements for the preceding financial period throughout the periods involved (except as may be indicated in the notes thereto), and present fairly in all material respects the consolidated financial position of the Purchaser and its consolidated Subsidiaries as of June 30, 2001 and the consolidated results of their operations and cash flows for the periods then ended.

                  Section 8.08 Absence of Certain Changes or Events. As of the date hereof, except as disclosed in the SEC Reports filed with the SEC prior to the date of this Agreement, since June 30, 2001, (i) there has been no Material Adverse Change in relation to the Purchaser or (ii) the business of the Purchaser and each of its Subsidiaries have been conducted in the ordinary course, consistent with past practice.

                  Section 8.09 Financial Advisers. No investment banker, broker, finder, or financial advisor is entitled to or will, as of Closing Date, be entitled to, any brokerage, finder's, or other fee or commission from the Sellers in connection with the execution of this Agreement, except for those engaged by the Sellers.

                                  ARTICLE NINE

                               SURVIVAL; LIABILITY

                  Section 9.01      Survival.

                  (a) Each Party's claims due to a breach of Representations and Warranties and the Covenants to be complied with prior to the Closing shall survive the Closing and remain in full force and effect until 18 months after the Closing Date, except for the Representations and Warranties relating to Taxes under Sections 7.10, which shall remain in force and effect until 6 (six) months after the final and binding tax assessment of the respective Taxes. Section 202 para. 1 of the German Civil Code (BGB n.F.) shall remain unaffected.

                  (b) If the Purchaser fails to notify the Sellers of such liability claim under (a) within 6 weeks of the Purchaser actually becoming aware of third party claims alleged or of damages due to a breach as set forth under (a), then the Sellers shall not be liable in respect of such damages to the extent that they would not have arisen but for such failure, or the Sellers could have mitigated them upon such notice.

                  Section 9.02 Liability of the Sellers. If any of the Seller's Representations or Warranties contained in this Agreement is deemed to be incorrect or if any of the Sellers'

Covenants set forth in this Agreement is not complied with the Sellers shall initially bring about the situation or an economically equivalent situation to that which would have existed had the obligation not been breached. If this is not possible or reasonable or if such situation is not brought about even after the expiration of a reasonable grace period, the Sellers shall compensate the Purchaser for all damages pursuant to the following provisions which would not have been incurred had the breach of the obligation not occurred. In the case of Representations or Warranties, this applies regardless of whether or not the breach of them is due to the fault of the Sellers. The Sellers' liability is, however, subject to the following limitations:

                  (a) The Purchaser shall have the right to claim indemnification or damages only to the extent that the aggregate amount of such claims is in excess of EUR 5,000,000.00, and the Sellers shall be only liable for the amount in excess of EUR 5,000.000.00 (the "Deductible"). The Sellers' maximum liability for any claims by the Purchaser shall in any case be limited to 40% of the Base Purchase Price (i.e. USD 268,065,800 - in words: United States Dollars two hundred sixty eight million sixty five thousand eight hundred), unless such limitation is prohibited by mandatory law.

                  (b) In the event that the Purchaser is entitled to demand damages pursuant to this Agreement, the Sellers may, at their option, satisfy the claim for damages (i) through cash payment; (ii) at any time within the first year starting with the Closing Date through return of a portion of the Exchange Shares accepted as part of the Purchase Price under Section 2.02 of this Agreement, whereby the precise number of shares to be returned shall be calculated by using a value of USD 16.09 per Exchange Share or (iii) through any combination of (i) and (ii).

                  (c) Each Seller - except for KPMG DTG who shall be jointly and severally liable (gesamtschuldnerische Haftung) - shall only be liable for a portion of the total damage equal to the proportion that the Company Shares being sold by such Seller set forth in the table in
         Schedule 7.01 (c) bears to the total number of Company Shares being sold by all Sellers set forth in such table (teilschuldnerische Haftung). In no event shall the Sellers, except where expressly set forth in this Agreement, be jointly and severally liable (gesamtschuldnerisch haften).

                  (d) The Sellers' liability is also excluded where and to the extent that:

                           (i) the Company, its Subsidiaries or the Purchaser does not incur damages from such breach of any obligation set forth in this Agreement, or the inaccuracy of a Representation and Warranty; or

                           (ii)  the circumstances in violation of the
                  obligations set forth in this Agreement had already been specifically taken into account in the Financial Statements or the Net Adjustment; or

                           (iii) the damage arising from the incorrectness or
                  incompleteness of the Representation and Warranty is covered by a valid and enforceable claim under insurance held by the Company or its Subsidiaries which the Company or its Subsidiaries held at the Closing Date (net of any adverse insurance consequences directly and actually incurred, such as premium adjustments and other detriments); or

                           (iv) the damage incurred by the Purchaser or the Company or its Subsidiaries arises from or is increased by any change in generally accepted accounting principles applicable to the Company or its Subsidiaries after 31 December 2001 or from or by the passage of any legislation, or enactment of any subordinate legislation after the date of signing of this Agreement; or

                           (v) the damage incurred by the Purchaser or the Company or its Subsidiaries arises from or is increased by an increase in the rates, method of calculation or scope of taxation after 31 December 2001; or

                           (vi) the damage incurred by the Purchaser or the Company or its Subsidiaries is reduced by corresponding tax advantages; or

                           (vii) after the Closing Date, the Company, its
                  Subsidiaries or the Purchaser did not do or did not refrain from doing what a prudent businessman would have done or refrained from doing in order to avert or prevent the damage (Schadensminderungspflicht).

                  (e) With the exception of the Representations and Warranties expressly set forth in this Agreement, the Sellers do not make any representations or warranties of any nature to the Purchaser in respect of the legal or commercial conditions of the Company or its Subsidiaries or otherwise; in particular, the Sellers do not make any representations or warranties as to the continuation of the current financial or earnings situation of the Company or its Subsidiaries or as to the reliability of the Company's or the Subsidiaries' budgets and other planning. It is further agreed that any further claims of whatever nature (under law or otherwise), with the exception of the Representations and Warranties set forth in Article 7 of this Agreement, are hereby excluded and waived unless any such exclusion or waiver is precluded as a matter of mandatory law (sec. 276 para. 3 of the German Civil Code - BGB). Unless otherwise expressly provided in this Agreement, any rights of the Purchaser to rescission, damages because of delay, non-performance - in particular with respect to defects (Mangel, Fehler) and the rights under secs. 434, 435, 439, 442 and 443 of the German Civil Code (BGB n.F.), to compensation of consequential damage (Folgeschaden), damages for misrepresentation (Schadenersatz wegen Garantie), voidance of this Agreement because of the lack of essential qualities (Anfechtung wegen des Fehlens einer wesentlichen Eigenschaft), positive breach of contract (positive Vertragsverletzung) or culpa in contrahendo (Verschulden bei Vertragsanbahnung) pursuant to secs. 280, 311 of the German Civil Code (BGB n.F.) and any rights or claims by any Party because of frustration of contract (Wegfall der Geschaftsgrundlage) pursuant to sec. 313 of the German Civil Code (BGB n.F.) as well as any other claims under secs. 280, 276 of the German Civil Code (BGB n.F.) shall also be excluded to the extent that such exclusion is permitted under mandatory law. The Parties acknowledge that the Sellers have not granted any guaran-tees (Beschaffenheitsgarantien) within the meaning of sec. 444 of the German Civil Code.

                  (f) The Purchaser's remedies in the event of any breach of the obligations set forth in this Agreement, including the Representations and Warranties or failure of representations and the Sellers' liabilities as set forth in this Agreement are final and binding as of the signing of this Agreement. In no event may the Purchaser rescind or terminate this Agreement other than pursuant to Article 4, save (i) in the event of any fraud ("arglistiger Tauschung") by any of the Sellers or (ii) in the event that the Sellers are unable upon satisfaction of the Closing Conditions to transfer valid title to at least 95% of the Company Shares, free of any encumbrances or third party rights and this defect has not been cured within 30 calendar days after notice to the Sellers and such remedy has not been waived by the Purchaser.

                  (g) In case of a breach of the tax Representation and Warranty given in Section 7.10, (the "Tax Representation") in addition to the provisions foreseen in this Section 9.02 above, the following shall apply:

                           (i) Indemnification. The Sellers agree to indemnify the Purchaser, the Company and/or the Company's Subsidiaries against any Tax liability caused by the breach of the Tax Representation, which is payable to any Authority by the Company and any of its Subsidiaries and which relate and are attributable to the period until December 31, 2001 unless and, except to the extent that such tax liabilities:

                                 -   are shown or provided for in the Audited
                           Consolidated Financial Statements as of December 31, 2001 Balance Sheet or are taken into account in the Net Adjustment; or

                                 -   are subject of a valid and enforceable
                           claim for repayment or indemnification against a third party (including Partners and other employees of the Company and/or the Companies Subsidiaries); or

                                 -   are the result of a reorganization
                           contemplated or initiated by Purchaser.

                           (ii) Tax reduction and future tax benefits. Sellers shall be entitled to compensation by the Purchaser for future Tax benefits obtained by the Purchaser, the Company or its Subsidiaries, if and to the extent that:

                                 - Tax assessments regarding the Sellers, the Company and the Group Companies for taxable (assessment) periods ending on or before the December 31, 2001 are amended, especially by Tax audit, and such amendments will cause future tax reductions (Steuerminderungen), e.g. by the increase of acquisition costs of assets reflected in the respective balance sheet which the Purchaser, the Company and/or the Com-
               pany's Subsidiaries (or their successors) would not have obtained otherwise; or;

                      - amendments pursuant to the preceding sub-paragraph create Tax carry backs or carry forwards, which the Purchaser, Company or the Group companies may use.

               (iii) Tax Reductions. Tax reductions and/or benefits which the Purchaser, Company and/or any of its affiliates achieve in accordance with the aforesaid shall reduce the indemnity up to or, respectively, give Sellers a claim against the Purchaser of an amount equal to their net present value, based on (i) the assumption of immediate use of Tax loss carry backs or loss carry forwards, (ii) the estimated Tax rate applicable at such time to the respective company concerned, and (iii) with the net present value being calculated using an interest rate of 5% p.a. (30/360 days).

               (viii) Indemnification Payments. Indemnification payments by the Sellers due under this Section 9.02. (g) shall be made within 20 Business Days following written notice by the Purchaser, provided that the payment of such amounts to the Authority is due, and, further provided that the Sellers shall not be required to make any payment earlier than 2 Business Days before such Taxes are due to the Authority. In case of any Tax being contested in accordance with Section 9.02. (g), payment of such Tax to the authority will be considered due no earlier than on the date a final (bestandskraftig) determination to such effect is made by either the Authority or a court of proper jurisdiction, provided that the competent Authority has granted relief from paying the assessed Tax until such Tax becomes final and binding. If this is not the case, the Sellers shall make a respective advance indemnification payment to the Purchaser, and if the final amount to be indemnified for Taxes and to be paid by the Sellers is lower than the advance indemnification payment by such Sellers, then the difference shall be reimbursed by the Purchaser, including all interest earned thereon, if any. If and to the extent that compensation claims of the Sellers exceed indemnification claims of the Purchaser, or cannot be off-set against indemnification claims of the Purchaser for other reasons (e.g. timing), the Purchaser shall pay to the Sellers the respective amounts within 20 Business Days after the respective Tax assessment or Tax settlement notice (Abrechnungsbescheid) from which such indemnification claims result has been issued.

               (ix) Tax Refunds and Credit. The Purchaser shall promptly pay to the Sellers any Tax refund and Tax credit (both including any interest paid or credited with respect thereto) realized or received by the Purchaser after January 01, 2002 (i) relating to the Company and its Subsidiaries for taxable (assessment) periods or portions thereof ending on or before December 31, 2001, or (ii) attributable to an amount paid by the Sellers pursuant to Section 9.02. (g) the Purchaser shall procure the filing for, and obtaining of, any Tax refund or Tax credit to which the Sellers may be entitled under this Section 9.02. (g). The

       Purchaser shall procure that the Sellers are permitted to control the enforcement of such Tax refund or Tax credit claim, and shall authorize, or cause its affiliates or Subsidiaries to authorize, by appropriate power-of-attorney such person(s) as the Sellers designate to represent such entity with respect to such claim. A Tax refund is to be considered realized for the purposes of this Agreement at the time that it is received in cash or cash equivalent, and a Tax credit is deemed being realized if reflected in a Tax assessment or Tax settlement notice (Abrechnungsbescheid).

               (x) Indemnification of the Sellers. The Purchaser shall be responsible for and hold the Sellers harmless against any Taxes relating to or attributable to the Company or its Subsidiaries or their assets or their operations of their businesses attributable to all taxable periods beginning on or after January 1, 2002.

               (xi) Allocation of VAT. With a view to the fact that the tax consolidations for VAT purposes between the Company and KPMG DTG will terminate on Closing, the compensation for VAT purposes relating to the Company and accruing for the period until Closing shall be calculated as follows. The Company shall set up a balance showing all amounts of VAT payable (geschuldete Umsatzsteuer) and of input VAT (Vorsteuerabzugsbetrage) accruing for the period until Closing and relating to its business. If the balance shows a surplus of input VAT, the Sellers shall pay such balance to the Purchaser or, at the election of the Purchaser, to the Company to the extent the Sellers have not yet fulfilled such obligation vis-a-vis the Company until Closing. If the balance shows a surplus of VAT payable, the Purchaser shall pay an amount equal to such balance to the Sellers. The same applies to the extent the balance is affected by amendments of a Tax audit or by any other comparable event.

               (xii) Proceedings. The Sellers agree to ensure the preparation and filing of all Tax returns of Company and its Subsidiaries for any taxable (assessment) period ending on or before December 31, 2001. The Purchaser shall give to the Sellers full information and full access to the books and records of the Company and its Subsidiaries for taxable (assessment) periods until and including to theDecember 31, 2001, and shall procure that the Company and its Subsidiaries file Tax returns for taxable (assessment) periods including to December 31, 2001 in accordance with instructions from, and the prior written consent of, the Sellers. Tax returns for periods including to December 31, 2001 shall be prepared on a basis consistent with those prepared for prior taxable (assessment) periods. The Purchaser shall procure that the Sellers are provided with a copy of such completed return at least 25 Business Days prior to the due date for the filing of such return, and the Sellers shall have the right to review such return and statement prior to the filing thereof. The Purchaser undertakes to consult with the Sellers and to attempt in good faith to resolve any issues arising as a result of the review of such return and statement by the Sellers. The aforesaid shall also apply as far as adjustments on transfer pricing or VAT, if any, are concerned which may give rise to an indemnification by the Sellers. The Purchaser further undertakes to immediately provide to the Sellers all information relevant for the calculation of Tax reductions or future Tax benefits, in any event within 15 Business Days after the request of the Sellers, and grant to the Sellers access to the books and records of the Company and its Subsidiaries reasonably required in order to review and verify such Tax reductions or future Tax benefits.

               (xiii) Notification. After the Closing Date, the Purchaser shall promptly notify the Sellers upon learning of the commencement of any Tax audit or administrative or judicial proceeding that, if determined adversely to the Tax payer or after the lapse of time, would constitute a basis for indemnification by the Sellers pursuant to this Section 9.02.
       (g). Such notice shall be in writing and shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. The Purchaser shall further procure that the Company and its Subsidiaries allow the Sellers to fully participate in such auditing process. If the Sellers are not given prompt notice as required before, then the Sellers shall not have any obligation to indemnify the Purchaser for any loss arising out of such asserted Tax liability.

               (xiv) Contest. The Sellers may elect to direct themselves or through counsel of their own choice and at their expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under this Section 9.02. (g) (any such audit, claim for refund or proceeding relating to an asserted Tax liability being referred to herein as "Contest"). If the Sellers elect to direct a Contest, then the Sellers shall within 25 Business Days of receipt of the Purchaser's notice of an asserted Tax liability, notify the Purchaser of their intent to do so, and the Purchaser shall co-operate and cause the Company and its Subsidiaries or their respective successors to co-operate, at the Sellers' expense in each phase of such Contest. If the Sellers do not elect to direct such Contest or fail to notify the Purchaser of their election as herein provided, the Purchaser, the Company or the respective Subsidiary of the Company may pay, compromise or contest such asserted Tax liability; provided that neither the Purchaser nor the Company or the respective Group Companies may settle or compromise any asserted Tax liability in spite of the objection of the Sellers. In any event, the Sellers may participate, at their own expense, in any contest. If the Sellers choose to direct the Contest, the Purchaser shall promptly authorize, and shall cause the Company or the respective Group Company to authorize, (by power-of-attorney and such other documentation as may be necessary and appropriate) the designated representative of the Sellers to represent the Purchaser and/or the Company or the respective Subsidiary of the Company or their successor in the Contest insofar as the Contest involves an asserted Tax liability for which the Sellers would be liable under this Section 9.02. (g).

               (xv) The Purchaser hereby agrees to indemnify KPMG DTG against claims of the Company for coverage of losses ("Verlustausgleich") under
       Section 302 of the German Stock Corporation Act ("AktG") for possible losses arising in the calendar year 2002, except for such losses against which the Purchaser is indemnified under the indemnification provisions of this Agreement. The Sellers hereby agree to indemnify the Purchaser for any profits of the Company accrued since January 1, 2002, to the extent such profits have been transferred to KPMG DTG under the Domination and Profit and Loss Transfer Agreement.

               Section 9.03  Liability of the Purchaser.

               (a) Section 9.02 shall apply accordingly with respect to the liability of the Purchaser under this Agreement, provided however, that there will be no deductible and that the Purchasers' maximum liability, except for its obligation to pay the Purchase Price pursuant to Section
       2.02 above, for any claims by the Sellers arising out of the transactions contemplated by this Agreement shall in any case be limited to 65 % of the Base Purchase Price (USD 435,606,925 - in words: United States Dollars four hundred thirty five million six hundred and six thousand nine hundred and twenty five), unless such limitation is prohibited by mandatory law.

                                   ARTICLE 10

                                OTHER AGREEMENTS

               Section 10.01 Public Disclosure. The initial press releases of the Sellers and the Purchaser, shall be jointly agreed and the Purchaser's first press release will be made at a time after the signing of this Agreement selected by the Purchaser. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees with the other Party that, except as may be required for a Party to comply with the requirements of any Applicable Law or stock exchange regulation with respect to such Party, no press release or similar public announcement or communication shall, whether prior or subsequent to the Closing, be made or caused to be made concerning the execution or performance of this Agreement, unless specifically approved in advance by the other Party, provided that, after the Closing, (i) the Purchaser may freely issue press releases or similar public announcements and communications with respect to the business, affairs and prospects of the Company and its Subsidiaries and (ii) the Purchaser may freely issue such communications with respect to the effect of the transactions contemplated hereby on the business, affairs and prospects of such Party (but not as to the performance by the other Parties of their respective obligations hereunder). The Sellers may issue press releases concerning the Closing of the transaction.

               Section 10.02 Nonsolicitation. Until December 31, 2004, the Purchaser, on the one hand, and KPMG DTG on the other hand, shall not and shall not permit any of their Subsidiaries to, solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to any particular group of employees) the employment of or employ any partner, manager or employee of KPMG DTG or any of its Subsidiaries, in the case of the Purchaser, or of the Purchaser or any of its Subsidiaries, in the case of KPMG DTG.

                  Section 10.03 Purchase Price Allocation. The Purchaser acknowledges that the allocation of the Purchase Price amongst the Sellers shall be made in accordance with Schedule 7.01 (c). The Sellers agree, that, with regard to their potential liability under this agreement in case of breaches of this Agreement, KPMG DTG shall hold an amount equal to 20% of the Purchase Price received by it in accordance with Section 6.02 (d) on a fiduciary basis for all of the Sellers for a time period of 19 months from the Closing Date and shall release it to the individual Sellers in accordance with Schedule 7.01 (c) thereafter, less any amounts which have been or may be used to satisfy indemnity claims of the Purchaser as of the end of the 19 month period.

                  Section 10.04 Access to Information After Closing. To the extent such information is reasonably requested to satisfy legal or stock exchange obligations or to comply with disclosure obligations in connection with third party claims, each Party hereto agrees to use its reasonable efforts to provide any such information requested in writing by the other Party at the requesting Party's cost, subject to execution of reasonably satisfactory confidentiality agreements.

                  Section 10.05  Use of KPMG Name.

                  (a) The Purchaser and KPMG DTG agree that prior to the earlier of December 31, 2004 and the date one year after the announcement by the Purchaser of any new corporate name (the "Restricted Period"):

                  (i) KPMG DTG shall not use or grant in the Territory the right to use the name KPMG or the KPMG "four block" logo together with the word "consulting" in its or any grantee's corporate name, brand or letterhead unless such name also includes or indicates a consulting service type or initials used as an acronym for a service type. For purposes of example only, the use of the following names would be restricted by the preceding sentence: KPMG Consulting S.A., KPMG Atos Consulting A.G.;

                  (ii) KPMG DTG shall not use or grant the right to use the name "KPMG Consulting AG" or any other trade name primarily used by the Company or one of its Subsidiaries as of the date hereof; and

                  (iii) KPMG DTG shall not oppose the use by the Company of the name "KPMG Consulting AG" or "KPMG Consulting, Inc."

                  (b) The Purchaser agrees that KPMG DTG may use or grant in the Territory the right to use the name "KPMG" or the KPMG "four block" logo together with the word "consulting" with a name that includes or indicates a consulting service type or initials used as an acronym for another service type. For purposes of example only,

       KPMG DTG would be permitted to use or grant rights to use the following names: KPMG FAS Consulting AG, KPMG Tax Consulting AG.

                  (c) Notwithstanding anything other than (a) (i) or (ii) above to the contrary set forth herein, KPMG DTG shall not be prohibited from using any name currently used by KPMG DTG or any of its Subsidiaries (other than the Company and its Subsidiaries).

                  (d) The Purchaser shall not use and shall not permit its Subsidiaries to use in the Territory the name "KPMG" or the "four block" KPMG logo without the word "consulting" immediately adjacent thereto.

                  (e)   "Territory" means Germany, Austria and Switzerland.

                  (f) Notwithstanding anything to the contrary contained herein, the Sellers make no representation or warranty with respect to the use of the name or component "KPMG" or the KPMG "four block" logo or any name or graphic depiction using either or both either alone or in combination with any other name, component or graphic (collectively the "KPMG Derivations").

                  (g) The Purchaser shall indemnify the Sellers from any damage to the Sellers arising from the use of the KPMG Derivations by the Purchaser, its Affiliates or any Group Company after the Closing. Except as permitted by the Limited License Agreement entered into by the Purchaser with KPMG International, the Purchaser shall cause the Group Companies not to use any KPMG Derivation after the Closing.

                                 ARTICLE ELEVEN

                                 MISCELLANEOUS

                  Section 11.01  Seller's Representative.

                  (a) KPMG DTG is irrevocably designated, and hereby accepts such designation, as the representative of the Sellers (Vertreter), and each Seller acknowledges that KPMG DTG shall serve as the sole representative of the Sellers with respect to the matters set forth in this Agreement, including, without limitation, (a) to amend, cancel or extend, or waive the terms of, this Agreement and any ancillary agreement, (b) to act on behalf of the Sellers in connection with the defense, pursuit or settlement of any determinations relating to any claims for indemnification pursuant to Article 8, (c) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as KPMG DTG deems necessary or prudent in connection with the administration of the foregoing; (d) to accept and receive notices to the Sellers pursuant to this Agreement; and (e) to take all other actions and exercise all other rights of the Sellers in connection with this Agreement.

                  (b) All decisions and acts by KPMG DTG as the Sellers' representative shall be binding upon each of the Sellers. In this Agreement, all notices to be sent by the Sellers shall be deemed to be given when delivered by KPMG DTG, and the Purchaser shall have no obligation to rely upon any notice sent by any Seller other than KPMG DTG.

                  (c) The Purchaser shall be entitled to rely, as being binding upon each Seller, upon any document signed or sent by KPMG DTG, and the Purchaser shall not be liable to any of the Sellers for any action taken or omitted to be taken by it in such reliance. The Purchaser shall not be liable to any of the Sellers for any action taken or omitted to be taken by KPMG DTG in connection with the distribution of the Purchase Price to each Seller.

                  Section 11.02 Notices. Whenever notice is required under the provisions of this Agreement, such notice shall be in writing and sent to the Parties at their respective addresses set forth below or to such other addresses as the Parties may hereafter communicate to the others in writing:

                  To Seller[s]:

                  KPMG Deutsche Treuhand-Gesellschaft AG
                  Wirtschaftsprufungsgesellschaft
                  Prof. Dr. Harald Wiedmann
                  Sprecher des Vorstands
                  Taubenstr. 44-45
                  10117 Berlin
                  Telefax: +49 - (0)30 - 2068 1001

                           With copy to:

                  KPMG Deutsche Treuhand-Gesellschaft AG
                  Wirtschaftsprufungsgesellschaft
                  Heinz Nelissen
                  Taubenstra(beta)e 44-4510117 Berlin
                  Telefax: +49 - (0)30 -2068 1100

                  To Purchaser:

                  Michael Donahue,
                  100 Matson Ford Road, Suite 500,  Radnor, PA, 19087
                  Fax: 001 610 263 8101

                           With copy to:

                  David Black,
                  1676 International Drive, McLean, Virginia 22102
                  Fax: 001 703 747 3847

                  Notices may be given: (a) in person, (b) by telefax (c) by private air courier, or (d) by first class registered mail, postage prepaid, return receipt requested, addressed as set forth above. Notices shall be effective (i) if delivered in person, upon delivery; (ii) if by telefax on the next business day, and a copy of the transmission report shall be sufficient evidence of delivery; (iii) if by courier or mail, upon receipt, duly evidenced.

                  Section 11.03 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany, except (i) for Section 10.02 (Non-Solicitation) which shall be governed by Delaware law, (ii) if expressly otherwise provided for in this agreement or
(iii) if applicable mandatory conflict of law provisions require the application of laws of other jurisdictions.

                  Section 11.04 Arbitration. The Parties will, with regard to potential disputes between the Parties out of or in connection with this Agreement, enter simultaneously with the signing of this Agreement into an arbitration agreement as reflected in Schedule 11.04 (the "Arbitration Agreement").

                  Section 11.05 Costs, Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party that incurred such expenses. The Purchaser shall bear all costs and expenses arising in connection with (i) the issuance, conveyance, assignment and transfer of the Exchange Shares; and (ii) the proceedings to satisfy the Closing Condition set forth in Section 3.01 (Cartel Approval) and the measures necessary for compliance with the requirements of the competent cartel authorities, provided, however, that each Party shall bear the costs of their own advisors. The Parties acknowledge that the Company will be responsible (and will not attempt to charge the Sellers for) all out-of-pocket expenses and internal costs related to the preparation and execution of transactions contemplated hereby or the auction process related to the sale of the Company Shares, provided however, that only the Sellers shall bear the pre-closing costs for the Company's outside legal or financial advisors, or another third party, if any. The Purchaser shall, after Closing, ensure that the Company complies with the above provisions and shall indemnify KPMG DTG against any claim made by the Company against KPMG DTG for reimbursement of costs in violation of said provisions.

                  Section 11.06 Headings. The heading references herein and the table of contents hereto (including the list of schedules and annexes to this Agreement immediately following such table of contents) are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  Section 11.07  Waiver; Amendment.

                  (a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

                  (b) No waiver or lack of exercise by one or more Parties of any of their rights and privileges granted or arising hereunder shall be deemed a waiver of any of these rights or privileges nor shall it bar their exercise in the future.

                  (c) There shall be no amendments to this Agreement without the prior written agreement of all Parties hereto. No course of action adopted by any of the Parties shall be deemed an amendment (whether express or implied) to any of the provisions hereof.

                  Section 11.08 Assignment; Substitution; Counterclaims.

                  (a) The Purchaser may assign all its rights and obligations to a wholly owned subsidiary provided that:

                         (i) the Purchaser remains fully liable with respect to all obligations of the Purchaser under this Agreement;

                         (ii) any rights of the Sellers to set-off liabilities against claims of the Purchaser shall not be affected; and

                         (iii) the assignment shall in no way operate so as to
                  increase or reduce the respective rights and obligation on the part of the Purchaser or its assignee on the one hand and the Sellers on the other hand.

                  (b) Except for the exemption set forth under (a) above, no Party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other Party hereto, whereby such consent shall not be unreasonably withheld or delayed. Any attempted assignment in violation hereof shall be null and void.

                  (c) The Purchaser shall not be entitled to exercise any rights of set-off, withhold or reduction (Minderung) against the Purchase Price, unless the counterclaim of the Purchaser is undisputed or a competent tribunal has adopted a final and binding decision on such counterclaim.

                  Section 11.09 Entire Agreement. This Agreement (including all Schedules, Annexes and Appendices hereto) among the Parties dated the date hereof and the Confidentiality Agreement dated October 31, 2001 between KPMG UK Partnership, KPMG DTG, KPMG Holding N.V., NLC Holding B.V., KPMG Societe Anonyme, KPMG REcursos S.A., KPMG Inc. and KLynveld Peat Marwick Goerdeler, AS and the Purchaser contain the entire agreement between or among the Parties hereto with respect to the subject matter hereof and thereof, except as expressly provided herein, supersedes all prior agreements and understandings, oral or written, with respect to such matter.

                  Section 11.10 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be capable of being severed and adjusted rather than voided, if possible, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

                 Section 11.11 Confidentiality. The Purchaser undertakes to the Sellers to keep the confidential information of any of the Sellers it has or receives from any of them from time to time confidential and to use it solely for the purposes of the exercise of its rights under this Agreement or any of the transaction documents or for the purposes of performing its obligations under this Agreement. The Sellers undertake to the Purchaser to keep the confidential information of the Purchaser, the Company or the Subsidiaries they have or receive from time to time confidential and to use it solely for the purposes of the exercise of their rights under this Agreement or any of the transaction documents or for the purposes of performing its obligations under this Agreement.

       IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.


KPMG Consulting, Inc.                   KPMG Deutsche Treuhand-Gesellschaft AG
                                        (in its own name and as authorized
                                        representative (Vertreter) for all the
                                        other Sellers listed in Annex 1 hereof)

By:  /s/ David W. Black                 By:   /s/ Prof. Dr. Harold Wiedmann                /s/ Dr. Bernd Erle
   ---------------------------------        --------------------------------------------------------------------------------
   Name:                                    Name:
   Title:                                   Title:
